     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 27, 2000


                                                REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                Amendment No. 1
                                       to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        FETCHOMATIC GLOBAL INTERNET INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                 NEVADA                                     7373                                   52-212549
        (STATE OF INCORPORATION)                (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER IDENTIFICATION NO.)
                                                CLASSIFICATION CODE NUMBER)

                            ------------------------

                         444 VICTORIA STREET, SUITE 370
                        PRINCE GEORGE, BRITISH COLUMBIA
                                 CANADA V2L 2J7
                                 (250) 564-6868
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                WAYNE E. LOFTUS
                         444 VICTORIA STREET, SUITE 370
                        PRINCE GEORGE, BRITISH COLUMBIA
                                 CANADA V2L 2J7
                                 (250) 564-6868
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------


                        Forest Glade International Inc.
                     --------------------------------------
                                 (Former Name)


                  Please send copies of all communications to:

                             WILLIE E. DENNIS, ESQ.
                              JOHN F. STORZ, ESQ.
                          CAMHY KARLINSKY & STEIN LLP
                                 1740 BROADWAY
                         NEW YORK, NEW YORK 10019-4315
                                 (212) 977-6600
                            ------------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. /x/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                            PROPOSED
                                                        MAXIMUM OFFERING         PROPOSED
         TITLE OF EACH CLASS            AMOUNT TO BE        PRICE PER       MAXIMUM AGGREGATE         AMOUNT OF
   OF SECURITIES TO BE REGISTERED        REGISTERED         SHARE(1)        OFFERING PRICE(1)      REGISTRATION FEE
Common Stock underlying the
Convertible Debentures...............     7,039,473          $1.31           $ 9,221,709.63           $2,434.53
Common Stock underlying the
Warrants.............................       521,765          $1.31           $   683,512.15           $  180.45
Common Stock.........................     7,508,104          $1.31           $ 9,835,616.24           $2,596.60
Total................................                                        $19,740,838.02           $5,211.58



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the bid and asked prices of our common stock as quoted on the OTC Electronic Bulletin Board on July 25, 2000, which was $1.31.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED July 27, 2000
                                   PROSPECTUS


                        FETCHOMATIC GLOBAL INTERNET INC.


                       15,069,342 SHARES OF COMMON STOCK


                            ------------------------

     This prospectus is part of a registration statement that covers the issuance of up to:


          1. 7,039,473 shares of our common stock that is issuable by us upon the conversion of our 7% convertible debenture issued in our private placement.


          2. 521,765 shares of our common stock that is issuable by us upon the conversion of our warrant issued in our private placement.

          3. 175,000 shares of our common stock issuable to Ira Terk and Next Millennium Capital Holdings LLC as a finder's fee in connection with our private placement.


          4. 7,333,104 shares of our common stock issuable to Sivla, Inc. in connection with an advertising and media services agreement



     The shares of our common stock are listed on the OTC Electronic Bulletin Board under the symbol "FGLB." On July 25, 2000, the closing price of one share of our common stock on the OTC Electronic Bulletin Board was $1.281 per share.


                            ------------------------

     The securities offered hereby are speculative and involve a high degree of risk. SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 THE DATE OF THIS PROSPECTUS IS JULY 27, 2000.

                                             TABLE OF CONTENTS

Prospectus Summary.........................................................................................      2
Summary Financial Information..............................................................................      4
Risk Factors...............................................................................................      5
Special Note on Forward-Looking Statements.................................................................     15
Use of Proceeds............................................................................................     15
Dividend Policy............................................................................................     15
Selected Financial Data....................................................................................     16
Management's Discussion and Analysis of Financial Condition and Results of Operations......................     17
Our Business...............................................................................................     20
Management.................................................................................................     24
Principal Stockholders.....................................................................................     27
Certain Relationships and Related Transactions.............................................................     27
Description of Securities..................................................................................     28
Plan of Distribution.......................................................................................     29
Selling Securityholders....................................................................................     30
Shares Eligible for Future Sale............................................................................     30
Legal Matters..............................................................................................     31
Experts....................................................................................................     31
Disclosure of Commission Position on Indemnification for Securities Act Liabilities........................     32
Market for Our Common Stock................................................................................     32
Financial Statements.......................................................................................     32
Index to Financial Statements..............................................................................    F-1
Index to Financial Statements..............................................................................   F-12

                               PROSPECTUS SUMMARY

     Since this is a summary, it does not contain all the information that may be important to you in evaluating your investment. You should read the following summary and "Risk Factors" section, along with the more detailed information and financial statements and notes to the financial statements appearing elsewhere in this prospectus before you decide whether to make an investment in our common stock or our common stock warrants.

                     ABOUT FETCHOMATIC GLOBAL INTERNET INC.

     Through our wholly-owned subsidiary, fetchOmatic.com Online Inc., we are the developer and operator of www.fetchomatic.com, an innovative search engine and portal that utilizes a geographical searching capability.

     Our search engine permits us to locate a business or service based upon geographical search criteria.


     We recently began showcasing live demonstrations of our search engine, and released Version 1.0 for beta testing on our Internet web site in December 1999. Management expects the web site to be fully operational in August 2000.


                                  OUR HISTORY

     We were formed under the laws of the State of Nevada on August 27, 1998 under the name "Forest Glade International Inc." On June 2, 2000, we changed our name to "Fetchomatic Global Internet Inc." As a result of the name-change, our new trading symbol became FGLB as of June 9, 2000. On November 3, 1999, we acquired all the issued and outstanding shares of Fetchomatic.com Online Inc. Until November 3, 1999, our principal business was the ownership and operation of a mobile home park in Canada. In June 2000, we sold all of our interest in the mobile home park and our business is now focused solely on the development and commercial exploitation of our search engine and web site.

     Our corporate headquarters are located at 444 Victoria Street, Suite 370, Prince George, British Columbia, Canada. Our Internet address is http://www.Fetchomatic.com. We also have offices located at 36-1835 56th Street, Delta, British Columbia, Canada and 1521 56th Street, Delta, British Columbia, Canada.

                                  THE OFFERING


Securities offered........................  Up to 15,069,342 shares of our common stock. The shares registered with this prospectus include 7,039,473 shares of our common stock issuable upon the conversion of our 7% convertible debenture.

                                            Up to 521,765 shares of our common stock issuable upon exercise of a warrant to purchase common stock.

                                            175,000 shares of our common stock issuable as a finder's fee in connection with the May 2000 private placement. Up to 7,333,104 shares of our common stock issuable in connection with an advertising and media services agreement.

Common stock to be outstanding after the
  offering(1).............................  The conversion of the convertible debentures and exercise of the warrant will result in the issuance of additional shares. For purposes of this prospectus, we have assumed that an additional
                                            7,561,238 shares will be issued upon conversion or exercise of these securities. Because the number of shares issuable upon conversion of the convertible debenture is based on a formula that varies with the market price of our common stock, and because there is no obligation on the holders of the convertible debenture and the warrant to convert or exercise these securities, we may issue more or less than the additional 7,561,238 shares covered by this prospectus.

Use of proceeds...........................  Any proceeds received by us from the exercise of our warrant may be used for our general working capital to grow our business. We will not receive any proceeds from the sale of the common stock.

Risk factors..............................  An investment in the shares involves a high degree of risk. See "Risk
                                            Factors."

OTC Electronic Bulletin Board Trading
  symbol..................................  FGLB


------------------

(1) Does not include shares issuable upon exercise of all options under our 1999 Stock Option Plan, of which 5,000,000 have been granted and 4,700,000 have been exercised as of July 25, 2000.

                         SUMMARY FINANCIAL INFORMATION

     The summary financial information set forth below is derived from and should be read in conjunction with the consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. As a result of our acquisition of fetchOmatic.com Online Inc. (formerly SSA Coupon Ltd.) via reverse acquisition on November 3, 1999, our financial statements are presented as a continuation of fetchOmatic.com Online Inc. Accordingly, financial information relating to periods prior to the acquisition is that of fetchOmatic.com Online Inc.

                                                                                                  PERIOD FROM
                                                                                                 SEPTEMBER 4, 1998
                                                                  NINE MONTHS ENDED APRIL 30     (INCORPORATION)
                                                                  ---------------------------     TO JULY 31,
                                                                     2000            1999             1999
                                                                  -----------     -----------    ------------------
STATEMENT OF OPERATIONS DATA:
Revenue........................................................   $        --     $        --        $       --
Expenses.......................................................     5,841,871          54,705           235,354
Loss from Continued Operations.................................    (5,841,871)        (54,705)         (235,354)
Loss from Discontinued Operations..............................      (569,239)              -                  -
Net loss for the period........................................    (6,411,110)        (54,705)         (235,354)
Loss per share--after discontinued operations--basic and
  diluted......................................................         (0.20)          (0.00)            (0.01)


                                                                                    APRIL 30,          JULY 31,
                                                                                      2000              1999
                                                                                  -----------        -----------
BALANCE SHEET DATA:
Working capital (deficiency).................................................     $   (257,070)        $  (63,736)
Total assets.................................................................        1,206,907             57,347
Total liabilities............................................................          801,685            117,635
Accumulated deficit..........................................................       (6,646,464)          (235,354)
Total Stockholders' Equity (Deficit).........................................          405,222            (60,288)

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully review and consider the information below, as well as the other information contained in this prospectus and incorporated by reference, before you make an investment in our common stock or our common stock warrants.

THE LIMITED OPERATING HISTORY OF OUR ONLINE BUSINESS MAKES IT DIFFICULT TO EVALUATE WHETHER WE WILL OPERATE PROFITABLY.

     Historically, we were in the business of owning and operating a mobile home park in Canada. On June 2, 2000 we completed the process of divesting ourselves of our real estate holdings and interest in the mobile home park and began to focus our operations on the development, marketing and commercial exploitation of our Internet search engine. Our Internet business operations have a limited history upon which an evaluation of our company can be based. Our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in their early stage of development, especially in the new and rapidly evolving markets for Internet products and services. There can be no assurance that we will be able to address any of these challenges.

SINCE WE HAVE A HISTORY OF NET LOSSES, WE EXPECT TO INCUR NET LOSSES IN THE FUTURE.

     Our financial statements reflect that we, through our wholly-owned subsidiary fetchOmatic.com Online Inc., have incurred significant net losses since inception, including a net loss of $6,411,110 (including a loss from discontinued operations of $569,239) in the nine-month period ended April 30, 2000. As of April 30, 2000, we had an accumulated deficit of $6,646,464. We expect to have increasing net losses and negative cash flows for the foreseeable future. The size of these net losses will depend, in part, on the rate of growth in our revenues. It is critical to our success that we continue to expend financial and management resources to develop brand loyalty through marketing and promotion.

     With the acquisition of fetchOmatic.com Online Inc. on November 3, 1999, we significantly increased our operating expenses and we expect that our operating expenses will continue to increase in the future. To the extent that any such expenses are not timely followed by increased revenues, our business, results of operations, financial condition and prospects would be materially adversely affected.

WE ARE UNCERTAIN THAT WE WILL BE ABLE TO OBTAIN THE ADDITIONAL CAPITAL THAT MAY BE NECESSARY TO ESTABLISH OUR BUSINESS.

     Our recurring operating losses and growing working capital needs may require us to obtain additional capital to operate our business before we have established that our business will generate significant revenue. Although management believes that we will be able to achieve our plans to begin generating revenue, we cannot be sure that those plans will succeed. If additional financing is required, the terms of the financing may be adverse to the interests of existing stockholders, including the possibility of substantially diluting their ownership position.

WE ARE IN A HIGHLY COMPETITIVE INDUSTRY AND SOME OF OUR COMPETITORS MAY BE MORE SUCCESSFUL IN ATTRACTING AND RETAINING CUSTOMERS.

     The market for Internet products and services is highly competitive and we expect that competition will continue to intensify. Negative competitive developments could prevent our business from being successful.

     We compete with many other providers of online navigation, information, entertainment, business, community, electronic commerce and broadcast services. As we expand the scope of our Internet offerings, we will compete directly with a greater number of Internet sites, media companies, and companies providing business services across a wide range of different online services, including:

          o companies offering communications services either on a stand alone basis or integrated into other products and media properties;

          o vertical markets where competitors may have advantages in expertise, brand recognition, and other factors;

          o manufacturers of personal computers who may develop their own Internet portals to which they would direct their customers;

          o online merchant hosting services; and

          o online broadcasting of business events.

     In particular, we face significant competition from Yahoo!, Inc., America Online Inc. and Microsoft Corporation. To a less significant extent, we face competition from other companies that have combined a variety of services under one brand in a manner similar to Yahoo! including CMGI Inc. (through Alta Vista), the Walt Disney Company (through The GO Network), At Home Corporation (through Excite@Home), and Lycos, Inc.

     In certain of these cases, our competition has a direct billing relationship with the user, which we generally lack. This relationship permits our competitors to have several potential advantages including the potential to be more effective than us in targeting services and advertisements to the specific taste of their users. America Online and Time Warner Inc. recently announced the proposed merging of their companies. If completed, the merger will provide America Online with content from Time Warner's movie and television, music, books and periodicals, news, sports and other media holdings; access to a network of cable and other broadband delivery technologies; and considerable resources for future growth and expansion. The proposed America Online and Time Warner combination will also provide America Online with access to a broad potential customer base consisting of Time Warner's current customers and subscribers of its various media properties. We also face competition from web sites focused on vertical markets where expertise in a particular segment of the market may provide a competitive advantage. We must continue to obtain more knowledge about our users and their preferences as well as increase our branding and other marketing activities in order to remain competitive.

     A large number of those web sites and online services as well as high-traffic e-commerce merchants such as Amazon.com, Inc. also offer or are expected to offer informational and community features that may be competitive with the services that we offer or intend to offer in the future. In order to effectively compete, we may need to expend significant internal engineering resources or acquire other technologies and companies to provide or enhance such capabilities. Any of these efforts could have a material adverse effect on our business, operating results and financial condition and be dilutive to our stockholders.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY BECAUSE WE ARE IN THE PROCESS OF ESTABLISHING OUR NAME RECOGNITION AND BECAUSE OUR COMPETITORS ARE MORE ESTABLISHED AND HAVE GREATER RESOURCES THAN WE DO.

     Many of our existing competitors, such as Yahoo!, America Online and Microsoft (MSN) have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their products and services. In addition, many of these competitors offer a wider range of services than we do. Our competitors' services may attract users to their sites and may consequently result in decreased visits to our site.

     Our competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, partners, advertisers and electronic commerce partners. Our competitors may develop products and services that are equal or superior to ours or that achieve greater market acceptance. In addition, current and potential competitors may establish relationships among themselves or with third parties to better address the needs of advertisers and businesses engaged in electronic commerce. As a result, it is possible that existing or new competitors may emerge and rapidly acquire a significant market share.

WE WILL RELY HEAVILY ON REVENUES DERIVED FROM INTERNET ADVERTISING, WHICH MAY PROVE TO BE AN INEFFECTIVE MEANS OF ADVERTISING FOR OUR CURRENT AND POTENTIAL CLIENTS.

     We expect to generate the majority of our revenues from advertisements displayed on our online properties. Our ability to continue to achieve substantial advertising revenue depends upon:

          o growth of our user base;

          o our user base being attractive to advertisers;

          o our ability to derive better demographic and other information from our users;

          o acceptance by advertisers of the Internet as an advertising medium; and

          o our ability to transition and expand into other forms of advertising.

     If we are unsuccessful in adapting to the needs of our advertisers, our ability to generate revenues may be significantly reduced.

WE EXPECT TO DERIVE THE MAJORITY OF OUR REVENUES FROM THE SALE OF ADVERTISEMENTS UNDER SHORT-TERM CONTRACTS, WHICH ARE DIFFICULT TO FORECAST ACCURATELY.

     We expect that most or all of our revenues will be derived from agreements with advertisers or sponsorship arrangements. Agreements for advertising and sponsorship arrangements on the Internet are customarily for short terms. We expect that the advertising and sponsorship agreements that we enter will have terms of less than three years. In cases where the advertiser is providing services, the agreements will often have payments contingent on usage levels. Accordingly, it is difficult to accurately forecast these revenues. However, our expense levels are based in part on expectations of future revenues and, to a large extent, are fixed. We may be unable to adjust spending quickly enough to compensate for any unexpected revenue shortfall. Accordingly, the cancellation or deferral of advertising or sponsorship (once obtained) may impede our future growth. Because our operating expenses are likely to increase significantly over the near term, to the extent that expenses increase but our revenues do not, we may be required to seek funds from third parties to finance our continued operations.

THE RATE STRUCTURE OF SOME OF OUR PLANNED SPONSORSHIP ARRANGEMENTS SUBJECTS US TO FINANCIAL RISK.

     A key element of our strategy is to generate advertising revenues through sponsored services and placements by third parties in our online media properties in addition to banner advertising. We expect to receive sponsorship fees or a portion of transaction revenues in return for minimum levels of user impressions to be provided by us. These arrangements expose us to potentially significant financial risks in the event our usage levels decrease, including the following:

          o fees we are entitled to receive may be adjusted downwards;

          o we may be required to "make good" on our obligations by providing alternative services;

          o sponsors may not renew the agreements or may renew at lower rates;
            and

          o arrangements may not generate anticipated levels of shared transaction revenues, or sponsors may default on the payment commitments in such agreements.

     Accordingly, any leveling off or decrease of our future user base or the failure to generate anticipated levels of shared transaction revenues could result in a significant decrease in our revenue levels.

WE MAY NOT BE SUCCESSFUL IN EXPANDING THE NUMBER OF USERS OF OUR ELECTRONIC COMMERCE SERVICES AND OUR ABILITY TO EFFECTIVELY PROVIDE THESE SERVICES IS LIMITED BECAUSE WE DO NOT HAVE A DIRECT BILLING RELATIONSHIP WITH OUR CUSTOMERS.

     We have focused, and intend to continue to focus, significant resources on the development and enhancement of our electronic commerce properties. These properties link users with a network of retailers with which we have relationships. However, we merely provide a means through which our users can access the sellers of the products such users may wish to purchase and do not establish a direct billing relationship with our users as a result of any such purchase. In addition, a large number of our users currently utilize our online shopping services simply to gather information for future offline purchases. We will need to effectively induce information gatherers to make purchases in order for our electronic commerce properties to be successful. The revenue that we derive from our electronic commerce services is typically in the form of a bounty or commission paid by the retailer from whom our user purchased a product. If the user had a favorite buying experience with a particular retailer, the user may subsequently contact that retailer directly rather than through our service. If our users bypass our electronic commerce properties and contact retailers directly, we will not receive any revenue for purchases made through such direct contact. Competing providers of online shopping, including merchants with whom we have relationships, may be able to provide a more convenient and comprehensive online shopping experience due to their singular focus on electronic commerce. As a result, we may have difficulty competing with those merchants for users of electronic commerce services. The inability of our electronic commerce properties to generate significant revenues could have a material adverse effect on our business.

GROWTH OF OUR BUSINESS MAY STRAIN OUR MANAGERIAL, FINANCIAL AND OPERATIONAL RESOURCES.

     We may experience rapid growth, which will place a significant strain on our managerial, financial and operational resources. Any growth we may experience will result in increased responsibility for existing and new management personnel. Our effective growth management will depend on our ability to:

          o integrate new personnel into our corporate structure;

          o improve our operational, management and financial systems and controls; and

          o retrain, train, motivate and manage employees.

     We cannot assure you that our systems, procedures or controls will be adequate to support our operations or that we will be able to manage any growth effectively. If we do not manage our growth effectively, then our expenses may exceed our revenues.

OUR DEPENDENCE ON THIRD PARTY SOURCES FOR OUR DATABASES MAY INHIBIT THE GROWTH AND SUCCESS OF OUR WEB SITE.

     We currently have the right to use a database of approximately 16,000,000 U.S. business and 1,800,000 Canadian business listings under the terms of a non-exclusive license from Axciom Corporation. The license agreement is for an initial term of one year that expires on October 29, 2000, but is automatically renewed for additional one year periods unless either party to the agreement provides 90 days prior written notice of termination.

     We received a non-exclusive license from Chicago Map Corporation. Under the terms of the license we have a right to install and set up their mapping software on our server. We also have the right to allow our customers to have access to Chicago Map's software through our web site.

     The database and mapping technology are integral components to our web site and our ability to operate our web site and search engine as intended depends on our ability to maintain the licenses and continue to use the licensed materials.

     There can be no assurance that we will be able to use the database from Axciom or the mapping technology of Chicago Map beyond their initial terms. In the event that we are unable to utilize the database or mapping technology in the future, we would be required to obtain similar licenses from other sources. There can be no assurances that we will be able to obtain similar licenses from other sources, or in the event that we can obtain such similar licenses, that we will be able to do so on favorable terms.

SYSTEM FAILURE COULD SIGNIFICANTLY REDUCE OUR REVENUES.

     The servers that host our web site are backed-up by remote servers, but we cannot be certain that the back-up servers will not fail or cause an interruption in our service. Our web site could also be affected by computer viruses, electronic break-ins or other similar disruptions. Our users depend on Internet service providers, online service providers and other web site operators for access to our web sites. Each of these providers has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Further, our systems are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. Any system failure, including network, software or hardware failure, that causes an interruption in our service could result in reduced visits to our web sites and, therefore, reduced revenues.

A LOSS OF ANY KEY PERSONNEL COULD IMPAIR OUR ABILITY TO SUCCEED.

     In part, our future success depends on the continued service of our key management personnel, particularly: (1) Wayne E. Loftus, our Chief Executive Officer and President, (2) Ted Kozub, our Chief Financial Officer, (3) Maurice Simpson, a Director, (4) Lindsay Lent, a Director, and (5) Dana Shaw, a Director and Officer of fetchOmatic.com Online Inc. The loss of their services, or the services of other key employees, could impair our ability to grow our business. Currently, Mr. Simpson and Mr. Shaw have consulting agreements with fetchOmatic.com Online Inc. that will expire in September 2003. Mr. Kozub has a consulting agreement with fetchOmatic Online Inc. that will expire November 5, 2000.

     Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to attract, assimilate or retain other highly qualified employees in the future. In the past we have experienced from time to time, difficulty hiring and retaining highly skilled employees with appropriate qualifications. We expect this difficulty to continue in the future.

OUR INABILITY TO EXPAND OUR SALES AND SUPPORT ORGANIZATIONS MAY RESULT IN A FAILURE TO INCREASE MARKET AWARENESS OF OUR PRODUCTS AND SERVICES.

     We need to substantially expand both our advertising sales and corporate sales operations as well as our marketing efforts to increase market awareness and sales of our products and services. We plan to hire additional sales personnel. Competition for qualified sales personnel is intense, and we may be unable to hire the kind and number of sales personnel we are targeting. We will need to increase our staff if our customer base increases. Hiring qualified customer service and support personnel is very competitive in our industry due to limited number of people available with the necessary technical skills and understanding of the Internet. If we are unable to hire additional sales personnel we may be unable to increase market awareness of our products and services.

IF WE ARE UNABLE TO DEVELOP OUR BRAND, WE WILL BE UNABLE TO BUILD OUR BUSINESS.

     We believe that broader brand recognition and favorable consumer perception of the "Fetchomatic" brand are essential to our future success. We also believe that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. Accordingly, we intend to continue pursuing an aggressive brand-enhancement strategy, that will include mass marketing and multimedia advertising, promotional programs and public relations activities. As of April 30, 2000 we have spent approximately $696,000 on these activities and we intend to incur significant expenditures on these advertising and promotional programs and activities in the future. On May 16, 2000, we issued 8,812,500 shares of our common stock to Silvla, Inc. as consideration for advertising services they will provide us. Silvla has transferred these shares to six entities. These expenditures may not result in a sufficient increase in revenues to cover our advertising and promotional expenses. In addition, even if brand recognition increases, the number of new users may not increase. Further, even if the number of new users increases, the amount of our sales may not increase sufficiently to justify the expenditures. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues.

SINCE WE WILL NOT RECEIVE REVENUE FROM THIS OFFERING, WE ARE UNCERTAIN WE CAN OBTAIN THE CAPITAL TO GROW OUR BUSINESS.

     To fully realize our business objectives and potential, we may require significant additional financing. Based on our current operating plan, we anticipate that we may require additional financing by the end of the third quarter of calendar 2000. In the past, we have been largely dependent upon private convertible debt and financing when we required funds. We may need to raise additional funds in the future to:

          o fund more aggressive brand promotion or more rapid expansion;

          o develop new or enhanced services; and

          o respond to competitive pressures or to make acquisitions.

     We may be unable to obtain required additional financing on terms favorable to us. If adequate funds are not available on acceptable terms, we may be unable to:

          o fund our expansion;

          o successfully promote our brand;

          o develop or enhance services;

          o respond to competitive pressures, or

          o take advantage of acquisition opportunities.

     Additional financing may be debt, equity or a combination of debt and equity. If we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interest and the newly issued securities may have rights superior to those of the common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends.

OUR COMPETITORS OFTEN PROVIDE INTERNET ACCESS OR COMPUTER HARDWARE TO OUR POTENTIAL CUSTOMERS AND THEY COULD MAKE IT DIFFICULT FOR OUR CUSTOMERS TO ACCESS OUR SERVICES.

     Our potential users must access our services through an Internet service provider, with which the user establishes a direct billing relationship using a personal computer or other access device. To the extent that an access provider, such as America Online, or a computer or computing device manufacturer offers online services or properties that are competitive with ours, the user may find it more convenient to use the services or properties of that access provider or manufacturer. In addition, the access provider or manufacturer may make it difficult to access our services by not listing them in the access provider's or manufacturer's own directory. Also, because an access provider gathers information from the user in connection with the establishment of the billing relationship, an access provider may be more effective than us in tailoring services and advertisements to the specific tastes of the user. To the extent that a user opts to use the services offered by his or her access provider or those offered by computer or computing device manufacturers rather than the services provided by us, our business, operating results and financial condition will be materially adversely affected because we may be unable to increase our revenues in an amount that is sufficient to sustain our operations.

IF INTERNET USAGE DOES NOT GROW, WE MAY BE UNABLE TO EXECUTE OUR BUSINESS PLAN TO INCREASE OUR OPERATIONS.

     Our business will be unable to succeed if Internet usage does not continue to grow or grows at significantly lower rates compared to current trends. The continued growth of the Internet depends on various factors, many of which are outside our control. These factors include, but are not limited to the following factors:

          o the Internet infrastructure's ability to support the demands placed on it;

          o the public's concerns regarding security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

          o the public's concern regarding privacy issues, including those related to the ability of web sites to gather user information without the user's knowledge or consent.

OUR INABILITY TO ADAPT TO EVOLVING INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS MAY IMPEDE OUR FUTURE GROWTH.

     To be successful, we must adapt to rapidly changing Internet technologies and customer demands. To that end, we must continually enhance our products and services and introduce new services to address our customers' changing needs. If we need to modify our services or infrastructure to adapt to changes affecting providers of Internet services, we could incur substantial development or acquisition costs. If we cannot adapt to these changes, or do not sufficiently increase the features and functionality of our products and services, our customers may switch to the product and service offerings of our competitors or potential competitors.

Furthermore, our competitors or potential competitors may develop novel Internet applications that are equal or superior to our services. As a result, customer demand for our services may decrease.

IF OUR SYSTEMS DO NOT PERFORM AS EXPECTED, OUR POTENTIAL REVENUES MAY BE SIGNIFICANTLY REDUCED.

     Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in our responsiveness could result in delays in the full launch of our web site or reduced user traffic on our web site and therefore cause a reduction in potential revenues. Our web site and data are backed-up on tapes and are stored remotely. Although we believe that our current back-up methods are adequate, we cannot assure you that the back-up tapes will not cause an interruption in our service. Computer viruses, electronic break-ins or other similar disruptions could also affect our web site. Our users and customers depend on Internet service providers, online service providers and other web site operators for access to our web site. Each of these providers has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems in the future. Our systems are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and other similar events. Our insurance policies have low coverage limits and may not adequately compensate us for losses that may occur due to interruptions in our service.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR ARE HELD LIABLE FOR INFRINGING ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WE MAY BE FORCED TO DEVOTE SIGNIFICANT TIME, ATTENTION AND MONEY TO DEFEND THESE CLAIMS.

     Third parties may infringe or misappropriate our trademarks or other proprietary rights, which could injure our reputation and business. We may be subject to or may initiate proceedings in the United States Patent and Trademark Office, which may demand significant financial and management resources. While we enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our proprietary information, the steps we have taken to protect our proprietary rights may not prevent misappropriation. In addition, we do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

     Many parties are actively developing search, indexing, e-commerce and other Internet related technologies, as well as a variety of online business models and methods. We believe that these parties will continue to take steps to protect these technologies, including, but not limited to, seeking patent protection. As a result, disputes regarding the ownership of these technologies and rights associated with online business are likely to arise in the future.

     Although we believe our products and information system do not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us. From time to time in the ordinary course of business we may be subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should this occur, could further subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention and a reduction in any potential profits. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

IF WE ARE HELD LIABLE FOR PUBLISHING CERTAIN CONTENT ON THE INTERNET, WE MAY BE FORCED TO DEVOTE SIGNIFICANT RESOURCES TO DEFEND THOSE CLAIMS.

     As a publisher of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online services. If a plaintiff were to bring a claim against our company, we would incur legal expenses associated with defending the litigation. Furthermore, there exists the possibility that we may not prevail. Litigating any one of these claims would be time-consuming and expensive to defend and could impair our ability to become profitable.

IF WE EVER DECIDE TO COLLECT PERSONAL INFORMATION ABOUT OUR USERS, WE MAY FACE POTENTIAL LIABILITY FOR INVASION OF PRIVACY.

     Although we have a policy against using personal information, current computing and Internet technology allows us to collect personal information about our users. We may decide in the future to compile and provide such information to our electronic commerce partners. If we begin collecting such information, we may face potential liability for invasion of privacy for compiling and providing to our electronic commerce partners information based on questions asked by users and visitors on our web site. Because we may not obtain permission from users to distribute this information, we may potentially face liability for invasion of privacy.

IF WE ARE UNABLE TO ACQUIRE THE NECESSARY WEB DOMAIN NAMES, OUR BRAND AND REPUTATION COULD BE DAMAGED AND WE COULD LOSE CUSTOMERS.

     We may be unable to acquire or maintain web domain names relating to our brand in the United States and other countries in which we may conduct business. As a result, we may be unable to prevent third parties from acquiring and using domain names relating to our brand. Such use could damage our brand and reputation and take customers away from our web site. We currently hold various relevant domain names, including the "Fetchomatic.com" domain name.

     Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Such changes in the United States are expected to include a transition from the current system to a system that is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.

IF A NEW LAW OR NEW GOVERNMENT REGULATION IS CREATED PERTAINING TO THE INTERNET, IT COULD DECREASE THE DEMAND FOR OUR SERVICES OR INCREASE THE COST OF DOING BUSINESS.

     Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our services or increase our cost of doing business. There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on electronic commerce companies as well as companies like ours that provide electronic commerce services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy, advertising and other issues is uncertain and developing.

     We file tax returns in such states as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, that engage in or facilitate electronic commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and adversely affect our opportunity to become profitable.

     The United States Congress has enacted legislation limiting the ability of the states to impose taxes on Internet-based transactions. This legislation, known as the Internet Tax Freedom Act was enacted on October 1, 1998 and ends on October 21, 2001. The legislation imposes only a three-year moratorium on state and local taxes on (1) electronic commerce where such taxes are discriminatory and (2) Internet access unless such taxes were generally imposed and actually enforced prior to October 1, 1998. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of such taxes could adversely affect our ability to become profitable.

     Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute for violations of their laws. We might unintentionally violate such laws, such laws may be modified, and new laws may be enacted in the future. Any such developments could have a material adverse effect on our business, operating results and financial condition.

SINCE WE PLAN TO ENTER INTO REVENUE-SHARING CONTRACTS WITH THIRD PARTIES, THIS EXPOSURE MAY SUBJECT US TO LEGAL RISKS AND POSSIBLE LIABILITIES.

     As part of our business, we plan to enter into agreements with sponsors, content providers, service providers and merchants. As a result, we will be entitled to receive a share of revenues from the purchase of goods and services by users of our online properties. Such arrangements may expose us to additional legal risks and uncertainties, including potential liabilities to consumers of such products and services. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us against all potential liability.

     Some of the risks that may result from these arrangements with businesses engaged in electronic commerce include, but are not limited to the following:

          o potential liabilities for illegal activities that may be conducted by participating merchants;

          o product liability or other tort claims relating to goods or services sold through third-party commerce web sites;

          o consumer fraud and false or deceptive advertising or sales practices;

          o breach of contract claims relating to merchant transactions;

          o claims that materials included in merchant web sites or sold by merchants through these web sites infringe third-party patents, copyrights, trademarks or other intellectual property rights, or are libelous, defamatory or in breach of third-party confidentiality or privacy rights; and

          o claims relating to any failure of merchants to appropriately collect and remit sales or other taxes arising from electronic commerce transactions.

     Even to the extent that such claims do not result in material liability, investigating and defending such claims could cause a strain on our finances, damage our reputation and distract the attention of our management.

SINCE OUR OFFICERS AND DIRECTORS OWN A LARGE PERCENTAGE OF OUR OUTSTANDING SHARES, THEY ARE ABLE TO SIGNIFICANTLY INFLUENCE MATTERS REGARDING STOCKHOLDER APPROVAL.


     As of July 25, 2000, our executive officers, directors and their affiliates beneficially own (or control via proxy) in the aggregate 26,531,044 shares or approximately 47.89% of our outstanding common stock on a fully diluted basis (excluding shares issuable under the media and advertising agreement for future services) and 52.40% of our currently issued and outstanding stock. These stockholders may be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing an acquisition or change in control of our company, which could significantly reduce our stock price.


SINCE THE MARKET FOR STOCKS OF INTERNET COMPANIES HISTORICALLY HAS EXPERIENCED EXTREME PRICE FLUCTUATIONS, OUR SHARES MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS.

     The market for the stocks of Internet-related companies has experienced extreme price and volume fluctuations. The market price of our common stock may be volatile and may decline. In the past, securities class action litigation has often been initiated against companies following periods of volatility in the market price of their securities. If initiated against us, regardless of the outcome, litigation could result in substantial costs and a diversion of our management's attention and resources.

IF HOLDERS OF OUR CONVERTIBLE DEBENTURES CONVERT THE DEBENTURES OR EXERCISE THEIR WARRANTS, OUR COMMON STOCK MAY BE DILUTED AND SALES OF THE SHARES MAY REDUCE OUR STOCK PRICE.

     The existence of warrants and convertible debentures may make it more difficult for us to raise capital when necessary and may depress the market price of our common stock in any market that may develop for such securities. Future sales of a substantial number of shares of our common stock in the public market could reduce the market price of the stock. It could also impair our ability to raise additional capital by selling more of our common stock.

THE CONVERSION OF OUR OUTSTANDING CONVERTIBLE DEBENTURES AND THE PAYMENTS FOR ADVERTISING SERVICES MAY MAKE IT DIFFICULT TO EVALUATE A SHAREHOLDER'S EQUITY POSITION IN THE COMPANY.

     The number of shares of our common stock which is issuable upon conversion of our outstanding convertible debentures will fluctuate based on the average closing bid price of our common stock as listed on the OTC Electronic Bulletin Board for the three lowest three days (which need not be consecutive) in the prior twenty days. The number of shares of our common stock which is issuable upon exercise from time to time under the media and advertising services agreement with Sivla, Inc. will fluctuate based on the average market price of our common stock as listed on the OTC Electronic Bulletin Board for the month prior to the date the services are rendered. Therefore, the percentage of our common stock held by a shareholder on any given day may be substantially different from another day depending on our common stock's closing bid prices, as the number of shares of our common stock issuable pursuant to our convertible debentures and our media and services agreement with Sivla, Inc. may vary significantly from day to day.

THE PREVAILING MARKET PRICE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED BY SALES OF A SUBSTANTIAL NUMBER OF SHARES INTO THE PUBLIC MARKET


     As of the date of this registration statement, there were 50,623,500 shares of our common stock outstanding. Of the outstanding shares, 37,357,500 are subject to the volume limitations on sale set forth in Rule 144 of the Securities Exchange Act of 1934. Sales of the shares issued in private transactions, as well as the common stock issuable upon conversion of the convertible debentures and upon exercise of the warrant, may affect the market price of our common stock.


FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD REDUCE THE PRICE OF OUR COMMON STOCK.

     The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market. Likewise, the perception that these sales could occur may result in the decline of the market price of our common stock. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

PROVISIONS IN OUR CHARTER OR AGREEMENTS MAY PREVENT OR DELAY A CHANGE OF
CONTROL.


     Provisions of our certificate of incorporation and bylaws as well as provisions of applicable Nevada law may discourage, delay or prevent a merger or other change of control that a stockholder may consider favorable. Our board of directors has the authority to issue up to 200,000,000 shares of common stock and to determine the price and terms, including preferences and voting rights, of those shares without stockholder approval. We have issued the following:
(1) 50,623,500 shares of common stock, (2) 721,765 warrants to purchase common stock and (3) $3,500,000 of convertible debentures (principal convertible into 3,289,473 shares of common stock based upon market price information available as of July 25, 2000). The issuance of additional shares of common stock or convertible securities could, among other things, have the following effect:


          o delay, defer or prevent an acquisition or a change in control of our company;

          o discourage bids for our common stock at a premium over the market price; or

          o reduce the market price of, and the voting and other rights of the holders of, our common stock.

     Furthermore, we are subject to Nevada laws that could have the effect of delaying, deterring or preventing a change in control of our company. One of these laws prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless certain conditions are met. In addition, certain provisions of our certificate of incorporation and by-laws, and the significant amount of common stock held by our executive officers, directors and affiliates, could together have the effect of discouraging potential takeover attempts or making it more difficult for stockholders to change management.

WE DO NOT EXPECT TO PAY DIVIDENDS.

     We have not paid dividends on our common stock or preferred stock and do not expect to do so in the foreseeable future.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our business or state other forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

          o the success or failure of our efforts to implement our business strategy; and

          o the other factors discussed under the heading "Risk Factors" and elsewhere in this prospectus.

     We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                                USE OF PROCEEDS

     We will not receive any part of the proceeds from the sale by our stockholders of our common stock. Any proceeds received by us from the exercise of our warrant may be used for general corporate purposes to grow our business. The use of any proceeds from the exercise of the warrant, or the timing of such use, will depend on the availability to us of cash from other sources.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock. We presently intend to retain any earnings for use in the business and do not anticipate paying cash dividends in the foreseeable future. Any future cash dividends will be at the discretion of the board of directors and will depend on our earnings, financial condition, cash flows, capital requirements and other considerations that the board of directors may consider relevant.

                            SELECTED FINANCIAL DATA

     Set forth below is selected financial data as of April 30, 2000 and 1999 and for the period from September 24, 1998 (incorporation of fetchOmatic.com Online Inc.) to July 31, 1999. The financial statements of fetchOmatic.com Online Inc. as of July 31, 1999 and for the period then ended are derived from the financial statements audited by BDO Dunwoody LLP that appear elsewhere in this prospectus. As a result of our acquisition of fetchOmatic.com Online Inc. (formerly SSA Coupon Ltd.) via reverse acquisition on November 3, 1999, our financial statements are presented as a continuation of fetchOmatic.com Online Inc. Accordingly, financial information relating to periods prior to the acquisition is that of fetchOmatic.com Online Inc. The information set forth below should be read in conjunction with our financial statements and "Management's Discussion and Analysis" included herein.

                                                                                                     PERIOD FROM
                                                                                                     SEPTEMBER 24,
                                                                              NINE MONTHS ENDED          1998
                                                                                  APRIL 30,          (INCORPORATION)
                                                                            ---------------------     TO JULY 31
                                                                               2000        1999          1999
                                                                            ----------    -------    ---------------
Revenue..................................................................   $       --    $    --       $      --
Administration...........................................................       98,341     35,910          79,800
Advertising and promotion................................................      696,276         --              --
Depreciation.............................................................       21,180         --              --
Investor Relations.......................................................    4,550,939         --              --
Management fees..........................................................      309,206         --              --
Professional fees........................................................       70,694         --             840
Research and development.................................................           --     17,955          39,900
Write-down of advances...................................................       95,235         --         114,814
Loss from discontinued operations........................................      569,239         --              --
                                                                            ----------    -------       ---------
Net loss for the period..................................................   $6,411,110    $54,705       $ 235,354
                                                                            ==========    =======       =========

                                                                                  APRIL 30, 2000       JULY 31, 1999
                                                                                  -----------------    ----------------
BALANCE SHEET DATA:
Working capital (deficiency)...................................................      $  (257,070)         $  (63,736)
Total assets...................................................................        1,206,907              57,347
Total liabilities..............................................................          801,685             117,635
Accumulated deficit............................................................       (6,646,464)           (235,354)
Total Stockholders' Equity (Deficit)...........................................          405,222             (60,288)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

GENERAL

     We were formed under the laws of the State of Nevada on August 27, 1998 under the name "Forest Glade International Inc." Our change of name to "Fetchomatic Global Internet Inc." was approved by the State of Nevada on June 2, 2000. Until the acquisition of 100% of the issued and outstanding shares of SSA Coupon Ltd. on November 3, 1999, we were principally engaged in the ownership and operation of a mobile home park in Sparwood, British Columbia, Canada. Our wholly owned subsidiary SSA Coupon Ltd. (now fetchOmatic.com Online Inc.), incorporated in British Columbia, Canada on September 24, 1998 is developing www.fetchomatic.com, a web-site with an integrated search engine and portal that utilizes a geographical searching capability. With divestiture of the mobile home park in June 2000, our primary business focus is the development and launch of www.fetchomatic.com.


     We intend to become a leading brand in on-line search services for Internet users seeking businesses and services. By utilizing the unique search capabilities of our search technology, consumers will be able to locate categorized businesses in specific geographic locations and view a detailed map of the neighborhood where the business is located. In July 2000, portions of www.fetchomatic.com were launched. Our management believes that www.fetchomatic.com will be fully launched in August 2000.


     To increase the general public's awareness of our company and our web-site, we will embark on an extensive marketing program that will include mass media advertising and sponsorships throughout the United States and Canada. In connection therewith, we signed an agreement with Sivla, Inc. on March 30, 1999, whereby Sivla, Inc. would arrange media advertising (including print, radio, billboard, television and sponsorships) and production thereof for our company in exchange for shares of our common stock up to a value of $43.5 million to cover the initial launch of www.fetchomatic.com.

     We expect that our initial revenues will be derived from (1) advertising on our web page, (2) use of a merchant banking system to allow us to process online purchases, (3) commissions or royalties paid by strategic partners and third party retailers for orders placed through us or from links to such third parties provided on our web page; and (4) an expected affiliation with an Internet Service Provider. To date, we have not earned any revenue from development of www.fetchomatic.com and are considered to be in the development stage.

NINE MONTHS ENDED APRIL 30, 1999 COMPARED TO NINE MONTHS ENDED APRIL 30, 2000

RESULTS OF OPERATIONS

     We acquired 100% of the issued and outstanding common shares of Fetchomatic.com Online on November 3, 1999 in exchange for 19,000,000 shares of our common stock. The acquisition of Fetchomatic.com Online was accounted for as a reverse acquisition, as the former stockholders of Fetchomatic.com Online controlled approximately 52% of our common stock immediately after the acquisition. Pursuant to the accounting requirements for reverse acquisitions, the financial statements subsequent to the acquisition are presented as a continuation of Fetchomatic.com Online. The operations of Fetchomatic.com Online prior to the acquisition were limited to services provided by its founders. The acquisition by us provided Fetchomatic.com Online with financing necessary to rapidly expand development of the web site. As a result, comparisons of results of operations to the corresponding period in 1999 do not provide a meaningful analysis due to the limited activity in 1999. Therefore, the discussion below focuses upon expenditures during the nine-month period ended April 30, 2000 and upon our plans of operation.

     We incurred a net loss of $6,411,110 for the nine-month period ended
April 30, 2000 (including $569,239 from operations of the mobile home park and a write-down of net assets to net realizable value, which have been classified in the April 30, 2000 financial statements as discontinued operations). Some of the significant components to the composition of the loss for the nine-month period were:

          o Administration expense of $98,341, consisting of fees to administrative personnel and rent on our offices in Prince George and Delta, British Columbia;

          o Advertising and promotion of $696,276, relating to various marketing efforts with respect to our search engine, including an accrual of $561,579 as the estimated portion of the cost of the DellaPenna Motorsports entry in the Championship Auto Racing Teams ("CART") Fed Ex Championship 2000 racing season pertaining to the period ended April 30, 2000;

          o Investor relation fees of $4,550,939 incurred to create awareness of us in the public markets as we first became listed for trading in July 1999. This amount includes stock option compensation of $3,800,000 consisting of the imputed value assigned under United States accounting principles to 5 million fully vested stock options granted to consultants during the period as determined using the Black-Scholes option pricing model. The model uses historical market values of our stock as a key assumption in determining the value of the options granted. The imputed value of the options was $0.76 per option. Additional amounts for investor relations include the payment of fees for personnel and consultants involved in investor relations activity and the cost of the preparation and dissemination of news releases;

          o Management fees of $309,206 with respect to fees paid to certain officers and consultants for management services provided to us;

          o Professional fees of $70,694, consisting of legal and accounting services provided to us; and

          o A loss from discontinued operations of $569,239 in connection with the operations of the mobile home park to April 30, 2000 which yielded a loss of $86,224 on revenue of $68,941 and the corresponding write-down to net realizable value of $483,015 relating to the property and equipment (net of a $158,105 income tax recovery) and goodwill.

     During the nine-month period ended April 30, 2000, Fetchomatic.com Online continued its research and development program and hired additional programmer-consultants and purchased new equipment. In support of our ongoing effort to enhance the "Fetchomatic" brand, we entered into a media and advertising services agreement that permits us to receive advertising, public relations and promotional services in exchange for shares of our common stock. As a result of the media agreement, we expect to participate in a series of advertising campaigns and sponsorships with a total cost of up to $43.5 million (fully payable in our common stock using prices specified in the agreement, except for $100,000 payable in cash) through September 30, 2000. To May 15, 2000, we committed for advertising of approximately $16 million including sponsorships of racecars on the CART and NASCAR circuits and various print, radio, billboard and television media. On May 15, 2000, we issued 8,812,500 shares of restricted common stock in connection with this agreement for future media advertising and publicity.

     Upon conclusion of our initial advertising agreement, we expect to continue to incur significant costs for advertising, marketing, and promotional activities. In connection with our initial advertising and promotional efforts, common stock was used to preserve cash flow for development of the technology. Financing alternatives for future marketing efforts will be evaluated based on their particular merits and our cash flow situation.

     Product and technology development costs consist principally of payroll and related expenses for product development, systems and operations personnel and consultants, and systems infrastructure. We believe that continued investment in product development is critical to achieving strategic objectives. In addition to ongoing investments in our web site, search engine and infrastructure, we intend to increase investments in products and services. In June 2000, we ordered approximately $700,000 of new computer hardware and software as required for the expected launch of www.fetchomatic.com in July 2000. Further expenditures for computer hardware will allow www.fetchomatic.com to handle a very large volume of "hits." Proposed new equipment is capable of handling 1,000 simultaneous transactions and will be able to receive up to 2,000,000 "hits" per day.

     We expect to hire up to forty (40) additional employees and/or consultants in the next six months as our needs may require to sustain growth and to remain competitive.

     Presently, we have no source of revenue from continuing operations. We have incurred operating losses since inception. The continuation of our business is dependent upon the continuing financial support of our creditors and stockholders and long term financing as well as the successful development of our web-site and achieving a profitable level of operations. There are, however, no assurances that any such activity will generate funds that will be available for operations. Accordingly, our financial statements contain note disclosures describing the circumstances that lead there to be doubt over our ability to continue as a going concern. In their report on the financial statements of fetchOmatic.com Online, Inc., their auditors included an explanatory paragraph regarding our subsidiary's ability to continue as a going concern.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal capital requirements to date have been to fund (1) the development of our search engine and (2) the promotion and investor relation programs in place to disseminate information about our company and www.fetchomatic.com. Net cash used in operating activities for the nine-month period ended April 30, 2000 was $1,425,706. Net cash used in investing activities during the nine-month period ended April 30, 2000 was $311,869, consisting of $284,598 directly spent in the development of our web-site and $173,028 for the acquisition of fixed assets, primarily computer equipment. Net cash used in investing activities was reduced by $145,757 as a result of our company's cash on hand existing as of the date of the reverse acquisition of Fetchomatic.com Online. Net cash provided from financing activities for the nine-month period ended April 30, 2000 was $1,894,873. Our primary financing activity during the nine-month period ended April 30, 2000 was the exercise of stock options at $1.09 per share for shares of our common stock. At April 30, 2000, subscriptions receivable in connection with the exercise of options total $1,261,857 resulting in net proceeds to us of $2,941,183. Of the net proceeds of $2,941,183, approximately $890,000 was received by us prior to the date of acquisition of Fetchomatic.com Online.

     The net increase in cash during the nine-month period ended April 30, 2000 was $157,298. During the period, we also issued common stock and warrants to a consultant in consideration for a contract to provide us with investor relation services for a twelve-month period. The total value of the contract is approximately $410,000, which was set up as a prepaid expense at the date of issuance and is being amortized to operations on a straight-line basis over the term of the agreement. We will also issue common stock to purchase advertising and publicity as discussed above.

     In May 2000, we completed the private placement of $3.5 million of our 7% convertible debentures which transaction included the sale of common stock purchase warrants to acquire 521,765 shares of common stock at an exercise price of $2.295 per warrant until expiry on May 1, 2005. The debentures are convertible into shares of our common stock at the lesser of $2.295 and 80% of the average of the lowest three per share closing market values during the last twenty trading days (not necessarily consecutive) immediately preceding the conversion date. Any convertible debentures outstanding on May 1, 2003 automatically convert into shares of our common stock at the then applicable conversion price. A finder's fee of $350,000 plus 175,000 shares of common stock was paid in connection with the private placement. We and the investor agreed that, in the event that certain conditions are met, the private placement would include two additional tranches of convertible debentures (and common stock purchase warrants) in the principal amount of $3,250,000 each. Net proceeds from the private placement transactions, which we expect to be approximately $9,000,000, will be used for working capital, research and development, and equipment purchases.

     We believe, based on currently proposed plans and assumptions relating to its operations, that the net proceeds from the private placement financings and the disposal of the mobile home park, together with anticipated revenues from operations, will be sufficient to fund our operations and working capital requirements for at least twelve months. In the event that our plans or assumptions change or prove inaccurate (due to unanticipated expenses, increased competition, unfavorable economic conditions, or other unforeseen circumstances) we would be required to seek additional financing sooner than currently expected. There can be no assurance that such additional funding would be available to us, or if available, that the terms of such additional financing will be acceptable to us.

PERIOD FROM SEPTEMBER 24, 1998 (INCORPORATION) TO JULY 31, 1999.

     On November 3, 1999, we closed the share exchange agreement to acquire the remaining 80% of fetchOmatic.com Online Inc. in exchange for 19 million shares of our common stock. The acquisition was accounted for using the purchase method as applicable for reverse acquisitions since the former stockholders of fetchOmatic.com Online Inc. controlled approximately 52% of our common stock immediately upon conclusion of the acquisition. Following accounting principles applicable for reverse acquisitions, our financial statements are presented as a continuation of fetchOmatic.com Online Inc. with operations of our company (formerly Forest Glade International Inc.) included only from the date of acquisition forward. Prior to the acquisition, we were solely involved in the business of operating a mobile home park in Sparwood, British Columbia, Canada. Upon conclusion of the acquisition, and subsequently the disposal of the mobile home park, our primary business is the development of an innovative search engine and portal using geographical search capabilities.

     fetchOmatic.com Online Inc. was incorporated in British Columbia on September 24, 1998 by its three founders. Discussion below centers upon the first fiscal year of fetchOmatic.com Online Inc. ended July 31, 1999.

     fetchOmatic.com Online Inc. incurred a net loss of $235,354 for the period from September 24, 1998 to July 31, 1999, its initial year of operations. No revenue was earned in the period as fetchOmatic.com Online Inc. devoted its efforts to its corporate structure and financing opportunities as well as market research and early stage development of the search engine. Included in the loss for the period was $79,800 for administration fees and market research to two of its stockholders and $39,900 in research and development fees to its other stockholder. Additionally, fetchOmatic.com Online Inc. recorded a loss of $114,814 relating to amounts we advanced to a consultant on behalf of fetchOmatic.com Online Inc. to cover the costs of locating external financing and for general corporate finance expenses. Subsequent to July 31, 1999, fetchOmatic.com Online Inc. terminated its relationship with the consultant over his refusal to provide an accounting for amounts advanced and alleged misappropriation. Amounts advanced to July 31, 1999 (along with $95,235 advanced subsequent to July 31, 1999) were written off to the Statement of Operations. The former consultant commenced litigation against fetchOmatic.com Online Inc. alleging breach of contract while fetchOmatic.com Online Inc. counterclaimed, alleging misappropriation of funds. The lawsuit was settled in February 2000 with no damages awarded either party.

     To July 31, 1999, the only source of cash flow to fetchOmatic.com Online Inc. was from us pursuant to a condition in the July 23, 1999 agreement whereby we acquired our 20% initial interest in fetchOmatic.com Online Inc. Under the agreement, we were required to advance (without repayment) fetchOmatic.com Online Inc. $40,000 per week to fund development costs. To July 31, 1999, $175,000 had been advanced in connection with the agreement. Additionally, the founding stockholders of fetchOmatic.com Online Inc. agreed to waive payment of their monthly fees until such time as cash flow improved resulting in an accrual of $117,048 to the three founding stockholders at July 31, 1999.

     Due to the losses incurred in the initial year of operations of fetchOmatic.com Online Inc. and the lack of revenue, their auditors included an explanatory paragraph regarding our subsidiary's ability to continue as a going concern in their report.

                                  OUR BUSINESS

THE HISTORY OF THE COMPANY

     Our company was inactive until December 1, 1998, when we acquired beneficial control of certain assets and liabilities comprising the Mountain View Park, a mobile home park in British Columbia, Canada, from 514592 BC Ltd., a company 50% controlled by one of our directors, in exchange for the issuance of 200,000 shares of common stock. In July 1999, shares of our common stock commenced trading on the OTC Electronic Bulletin Board. On August 31, 1999, the terms of the acquisition were amended such that we acquired the shares of 514592 BC Ltd. as opposed to the assets. As part of the acquisition agreement, we repurchased and cancelled 100,000 shares of common stock previously issued to two stockholders controlling 50% of the common stock of 514592 BC Ltd. in exchange for approximately $287,000. As a result of the share purchase, we became the sole shareholder of 514592 BC Ltd. Fifty percent (50%) of the purchase price was paid on closing with the balance due without interest on March 2, 2000, which balance was timely paid.

     On June 2, 2000 we completed the necessary agreements and registration to complete the sale of the mobile home park and related property and equipment to an unrelated third party. Prior to the completion of the sale of the mobile home park, 514592 B.C. Ltd transferred its remaining assets and liabilities to us except for the mortgage obligations on the mobile home park of approximately $442,000 and a portion of the proceeds due on the mobile home park's sale equal to the balance of the mortgage outstanding at that date. The common stock of 514592 BC Ltd. was then sold to four of our directors and we divested ourselves of any interest in the mobile home park. As a result of the sale of the mobile home park and the transfer of the 514592 BC Ltd. stock, we now focus our business efforts on the development and commercial exploitation of our search engine.

     In July 1999, we purchased 20% of the common stock of fetchOmatic.com Online Inc. (formerly SSA Coupon Ltd.), a company incorporated in British Columbia, Canada. In November 1999, we purchased the remaining 80% of fetchOmatic.com Online Inc.'s common stock in exchange for 19 million shares of our restricted common stock. The restrictions on these shares will be removed at the rate of 10% each year after issuance. Pursuant to the terms of the share exchange agreement, we are required to pay to the three founding members of fetchOmatic.com Online Inc. in perpetuity, royalties in the aggregate amount of 7% of the gross revenues derived from the technology developed by fetchOmatic.com Online Inc., paid on a quarterly basis.


     fetchOmatic.com Online Inc. was incorporated for the purpose of developing, exploiting and marketing a geographically enabled Internet search engine, smart source data base and Internet portal and personalized Internet communications tool under the name of www.fetchomatic.com. Prior to our initial investment in July 1999, fetchOmatic.com Online Inc. had undertaken early stage research and development of the web site. Such activity was performed and financed by the founders of fetchOmatic.com Online Inc. Subsequent to our investment, fetchOmatic.com Online Inc. further developed the web site and released version
1.0 for beta testing. In July 2000, portions of www.fetchomatic were launched. Our management expects the web site to be fully operational in August 2000.


     The share exchange with the stockholders of fetchOmatic.com Online Inc. was accounted for as a reverse acquisition, since, at the conclusion of the share exchange, the former stockholders of fetchOmatic.com Online Inc. controlled our Company. Following the accounting for reverse acquisitions, the financial statements subsequent to closing of the share exchange are presented as a continuation of fetchOmatic.com Online Inc., consistent with a change of the primary business focus from trailer park rentals to web site development. Accordingly, our operations are consolidated with those of fetchOmatic.com Online Inc. from the date of acquisition. No value was assigned to the common stock issued in thereverse acquisition of fetchOmatic.com Online Inc. based on the estimated fair values of our net assets immediately prior to the date of acquisition.

     On March 30, 2000, we entered into an advertising and media services agreement with Sivla, Inc. Under the terms of the agreement, we will receive public relations and advertising services from Sivla Inc. in exchange for $100,000 cash (paid in May 2000) plus up to approximately $43.5 million of our common stock, of which 25% will be registered to remove trading restrictions. The first $23,500,000 due in common stock is based upon a $2 imputed value with the balance due based upon a 35% discount to the average of the previous month's closing trading price. For advertising contracts signed to date, 8,812,500 shares of common stock were issued on May 15, 2000, with the balance of 2,937,500 shares to be issued upon completion of the registration statement qualifying these shares.

     In May 2000, we completed the private placement transaction for the sale of our 7% convertible debentures and warrants. We received net proceeds of approximately $3,100,000 from the private placement. The proceeds from the private placement will be used to continue to develop our search engine and web site, to provide financing for the marketing and promotion of the web site and for other working capital purposes. An aggregate of $350,000 and 175,000 shares of our common stock were issued to Ira Terk and Next Millennium Capital Holdings LLC as a finders' fee in connection with the private placement.

OUR SEARCH ENGINE

     Fetchomatic Global Internet Inc. is a holding company whose wholly owned subsidiary, fetchOmatic.com Online Inc., is developing a new Internet search engine, portal and personal web assistant at www.fetchomatic.com.

     The new search engine focuses on serving the local business community and will provide these businesses with a means to place online advertising specifically targeted to their own customers within their own geographic region. The engine is linked to a database containing more than 16 million businesses in the United States and Canada. Each business address is geocoded so that it can be pinpointed on a map by the user/consumer.

     One of the many unique features of the search engine is that the search can begin by clicking on a map, thereby establishing the location of the search. This will also initiate the targeted banner advertising that will appear on the page. The level of the map view determines the ad displayed, whether national, regional or local. This information is linked with the search criteria, and the advertising message returned is then exactly targeted to the consumer's area of interest.

     The site is also linked to a portal known as fetchOmatic Island. The portal is a graphical representation of an island with a "retro" appearance, complete with a town site, airport, seaport, golf course and infinite room to grow. Linked to the database, the shops on each of the streets will have a search capability, allowing the user to select whether they want to enter a virtual online store or if they want information on a retailer in their locale. In addition, the "storefronts" on the site can be further developed to represent regional and local stores, depending on the user's search criteria. This allows us to generate advertising sales revenues by selling the same virtual space for every region of the country. Users will only see the "storefronts" that represent the region in which they are searching. Once again, our advertising is targeted to reach only those people who have an interest in seeing it.

     In the near future fetchOmatic Island will be animated with a variety of images which may include moving vehicles, bicycles, airplanes, balloons, blimps and people. Many of these will become another advertising opportunity as corporations secure sponsorship positions that will allow their logos to appear on the sides of buildings, vehicles or even airplanes and cruise ships. Currently, Fetchomatic Island has a day and night feature. This is based on the time of day in each users time zone. Further development will see this feature expanded to evenings, sunsets, and dawn. Our goal is to develop the site with full multimedia capability, including sound and video, as new technologies make this feasible for both development and delivery.

     The third element of the site is a personal fetchOmatic assistant. This "virtual" device features a search engine and information storage capability that will reside on the user's computer. It is represented graphically, and will be able to display business listings and map locations. The graphic presented by the fetchOmatic assistant's interface can be changed to display a variety of images, including corporate branding for advertising, promotions, or a corporate image within organizational networks and intranets.

     All of the data and functionalities of the three fetchOmatic elements are fully integrated. This insures accuracy of all data and reduces maintenance and updating costs.

DEVELOPMENT COSTS

     From inception to April 30, 2000, we have spent approximately $324,498 on construction of our web site and on development of our search engine (excluding the costs of computer hardware and equipment). We expect to invest a minimum of $1,000,000 on construction and further development of our web site in the next twelve months.

COMPETITION

     The Internet search engine and e-commerce business is highly competitive, both on a national and regional level. We believe that barriers to entry in the Internet search engine and e-commerce business are relatively low, and new competitors can begin doing business relatively quickly. Competition within our market is from both traditional "bricks and mortar" companies and other online business. The "bricks and mortar" businesses are primarily focused on targeting local companies for advertising sales. They consist of Yellow Page companies, newspapers, discount coupon companies, local magazines, radio and television. Many of these companies are using the Internet to augment their direct sales efforts.

     Our competition from the "bricks and mortar" companies moving online includes, among others, KnightRidder.com, BellSouth, U.S. West Dex, GTE, NYNEX, AT&T, New Times, Inc. Additional competition comes from companies doing all or substantially all of their business online, such as America Online, Alta Vista, Ticketmaster's City Search, MapQuest, InfoUSA, Vicinity Corp. and Switchboard.com. Our competitors also include a variety of search engines and portals that not only offer Internet search-related services, but also sell products and services, such as Yahoo! and Lycos. Many of these companies are well established in the market with a recognizable brand. As a new company that is currently in the developmental stage, we are known primarily through word of mouth and do not have any significant market share.

SALES AND MARKETING

     In connection with the media and advertising agreement with Sivla, Inc. (described above), we are developing a media advertising campaign designed to enhance the Fetchomatic brand and attract new users and businesses to the site. The campaign will include: print, outdoor, radio, television and sponsorship ads. As interest grows, our campaign will change from awareness to one targeted at specific market segments.

     Once on our web site, businesses can choose the type of advertising that they wish to participate in. Sales of local advertising will be completed online by way of self-serve templates. Regional and national advertising will be undertaken by us in conjunction with the advertiser. In addition, regional and national accounts will have sales executives responsible for looking after their requirements. The sales executives will be located in the regions so that businesses known only in the region will be well served.

PATENTS AND TRADEMARKS

     Our wholly owned subsidiary fetchOmatic.com Online Inc. has registered with the Canada Registrar of Trademarks for the following trademarks: "fetchOmatic," "Net Pet," "Net Pet.com," "fetchville," "fetchOmatic Island," and "Think Global, Search Local." We intend on submitting an application for each of these trademarks with the U.S. Patent and Trademark Office by the end of the third quarter of calendar 2000. We do not hold any patents for our technology, nor have we submitted a patent application with the U.S. Patent and Trademark Office.

EMPLOYEES

     As of June 15, 2000, our staff consisted of seven full-time employees, fifteen full-time consultants and ten part-time consultants. None of our employees or consultants are represented by a labor union, and we consider our relationship with our employees to be good.

PROPERTIES

     We currently lease office space at the following three locations: 444 Victoria Street, Suite 370, Prince George, British Columbia, Canada; 36-1835 56th Street, Delta, British Columbia, Canada and 1521 56th Street, Delta, British Columbia, Canada. The total monthly rent is approximately $7,500. We believe that our space is adequate for our immediate needs. These premises are used for office space and as the facility for our computer equipment and we believe that they are adequately covered by insurance.

LEGAL PROCEEDINGS

     We are not a party to any legal proceedings.

                                   MANAGEMENT

     The following table sets forth certain information regarding our executive officers and directors:

NAME                                                       AGE                       POSITION
--------------------------------------------------------   ---    -----------------------------------------------
Wayne F. Loftus.........................................   50     President, Chief Executive Officer and Director
Ted Kozub...............................................   63     Chief Financial Officer and Director
Frank A. Denis..........................................   63     Vice President and Director
Gil Rahier..............................................   59     Secretary, Treasurer and Director
Maurice Simpson.........................................   36     Director
Michael Jenks...........................................   47     Director
Lindsay Lent............................................   46     Director

     Wayne Loftus has been our President, Chief Executive Officer and Chairman of the Board of Directors since our inception. From 1983 to present, Mr. Loftus has been the owner/manager of Pacific Rim Mortgage & Loan Corp. located in Prince George, British Columbia, Canada. Pacific Rim is a private corporation involved in brokering loans and private financing in all facets of residential, commercial and institutional lending. Mr. Loftus holds a degree in Business Management & Economics from Douglas Community College, Burnaby, British Columbia, Canada.

     Ted Kozub has been our Chief Financial Officer since April, 2000 and a Director since February 4, 2000. Mr. Kozub is a former tax partner of KPMG LLP an international accounting firm, and since 1998, has served as a consultant to that firm. From 1971 to 1979, Mr. Kozub served as a Corporate Account Manager for Canada Customs and Revenue Agency. Prior to his tenure with Canada Customs and Revenue Agency, he was a Senior Accountant and Tax Manager with Hudson's Bay Oil & Gas Ltd. Mr. Kozub received his Certified Management Accountant designation in 1963.

     Frank A. Denis has been our Vice President and a Director since our inception. Mr. Denis has been President and owner of Kenda Enterprises Ltd., located in Prince George, British Columbia, since 1986. Kenda Enterprises is engaged in buying and selling land and timber. Mr. Denis graduated from Prince George Senior Secondary High School.

     Gil Rahier has been our Secretary, Treasurer and a Director since our inception. From 1976 to present, Mr. Rahier has been associated with the Barton Group of Companies located in Prince George, British Columbia, and is presently a Senior Vice President with a portfolio of forest industry and commercial insurance accounts. Since April 1996, Mr. Rahier has also served as president and a director of 514592 B.C., Ltd. Mr. Rahier graduated from Prince George Senior Secondary School in Prince George, British Columbia, Canada.

     Michael Jenks has been a Director since inception. Since 1968, Mr. Jenks has been an owner of Jemi Holdings Ltd., located on Gabriola Island, British Columbia, Canada. Jemi owns and develops commercial, industrial and residential real estate properties throughout British Columbia. Mr. Jenks graduated from Duchess Park Senior Secondary School, located in Prince George, British Columbia, Canada.

     Lindsay Lent has been a Director since April 20, 2000. Mr. Lent has over 25 years of business experience including 15 years of technology-related marketing and management. His past marketing experience includes: international product launches; development of new markets and distribution channels; and corporate sales to various Fortune 500 companies, including IBM, U.S. West, First Union Corp. and Computer Sciences Corp. His management skills include business plan development, financial management, business systems analysis, and strategic planning and implementation.

     Maurice Simpson has been a Director since March 30, 2000. As a web site developer, entrepreneur and investor relations specialist, Mr. Simpson has several years experience working with public companies trading on NASDAQ, the Toronto Stock Exchange and the Vancouver Stock Exchange. In this capacity he was responsible for fundraising activities, marketing, patent management and copyright development. Mr. Simpson was a founder, owner, and operator of fetchOmatic.com Online Inc., a web site development company that developed our search engine. From 1997 to present, Mr. Simpson has focused his expertise on e-commerce, Internet marketing, programming, web site graphic design and development.

COMMITTEES OF THE BOARD OF DIRECTORS

     Currently we have no nominating, executive or compensation committees.

     The Audit Committee is responsible for making recommendations to the Board of Directors as to the selection of our independent auditor, maintaining communication between the Board and the independent auditor, reviewing the annual audit report submitted by the independent auditor, and determining the nature and extent of issues, if any, presented by such audit warranting consideration by the Board. The current members of this Committee are Messrs. Loftus, Simpson and Kozub.

DIRECTOR COMPENSATION

     The members of the Board of Directors do not receive any compensation at this time. However, Mr. Kozub received options to purchase 500,000 shares of our common stock, respectively, under the terms of our 1999 Stock Option Plan.

EMPLOYMENT AND CONSULTING AGREEMENTS

     We do not have any employment agreements with any of our employees.

     We have entered into a consulting agreement with William Murray that provides for him to act as our Vice President for a term expiring on September 24, 2003, unless extended for additional two year terms. The agreement provides for a salary of $6,000 per month until we have net quarterly earnings of $250,000; to be increased to $8,000 per month until we have net quarterly earnings of $500,000; to be increased to $12,000 per month until we have net quarterly earnings of $1,000,000; to be increased to $16,000 per month until we have net quarterly earnings of $3,000,000; to be increased to $24,000 per month until we have net quarterly earnings of $6,000,000; to be increased to $44,000 per month at such time as we have net quarterly earnings of $6,000,000.
Mr. Murray is also eligible for bonuses, stock options or shareholders dividends at the discretion of the Board of Directors. The agreement provides that if Mr. Murray is terminated at the end of the initial five year term or at the end of any additional two year term, he will be entitled to receive $500,000 upon such termination. The agreement contains certain restrictions on competition.

     We have entered into a consulting agreement with Dana Shaw. The agreement provides that he will act as Chief of Programming for a term expiring on September 24, 2003, unless extended for additional two year terms. The agreement provides for an initial salary of $6,000 per month until we have net quarterly earnings of $250,000; to be increased to $8,000 per month until we have net quarterly earnings of $500,000; to be increased to $12,000 per month until we have net quarterly earnings of $1,000,000; to be increased to $16,000 per month until we have net quarterly earnings of $3,000,000; to be increased to $24,000 per month until we have net quarterly earnings of $6,000,000; to be increased to $44,000 per month at such time as we have net quarterly earnings of $6,000,000. Mr. Shaw is also eligible for bonuses, stock options or shareholders dividends at the discretion of the Board of Directors. The agreement provides that if Mr. Shaw is terminated at the end of the initial five year term or at the end of any additional two year term, he will be entitled to receive $500,000 upon such termination. The agreement contains certain restrictions on competition.

     We have entered into a consulting agreement with Maurice Simpson. The agreement provides that he will act as a consultant for a term expiring on September 24, 2003, unless extended for additional two year terms. The agreement provides for an initial salary of $6,000 per month until we have net quarterly earnings of $250,000; to be increased to $8,000 per month until we have net quarterly earnings of $500,000; to be increased to $12,000 per month until we have net quarterly earnings of $1,000,000; to be increased to $16,000 per month until we have net quarterly earnings of $3,000,000; to be increased to $24,000 per month until we have net quarterly earnings of $6,000,000; to be increased to $44,000 per month at such time as we have net quarterly earnings of $6,000,000. Mr. Simpson is also eligible for bonuses, stock options or shareholders dividends at the discretion of the Board of Directors. The agreement provides that if Mr. Simpson is terminated at the end of the initial five year term or at the end of any additional two year term, he will be entitled to receive $200,000 upon such termination. The agreement contains certain restrictions on competition.


     We have entered into an agreement with Barbara Little. The agreement provides for her to act as a consultant for a term expiring on November 5, 2000. The agreement grants Ms. Little options to purchase 30,000 shares of the common stock with an exercise price of $1.09 per share. Ms. Little has exercised such options.


     We have entered into an agreement with Chris Harrington which provides for him to act as a consultant for a term expiring on November 5, 2000. The agreement grants Mr. Harrington options to purchase 100,000 shares of the common stock with an exercise price of $1.09 per share. Mr. Harrington has exercised such options.



     We have entered into an agreement with Mr. Kozub which provides for him to act as a consultant for a term expiring on November 5, 2000. The agreement grants Mr. Kozub options to purchase 500,000 shares of the common stock with an exercise price of $1.09 per share. Mr. Kozub has exercised such options.


     We have entered into a management contract with Ted Kozub Enterprises Ltd. The agreement provides for the provision of management services for a fee of $5,000 per month for such services to us.

     All salaries and net quarterly earnings for the above agreements are paid in Canadian dollars.

SUMMARY EXECUTIVE OFFICER COMPENSATION TABLE

     The Company has omitted the Summary Compensation Table as it has not paid any cash or non-cash compensation to its Chief Executive Officer or other officers from our inception to the date of the Registration Statement. Currently, options have been granted to management as indicated below.

STOCK OPTION PLAN


     Our 1999 Stock Option Plan allows us to grant options to our employees, executive officers, directors, consultants and advisors to purchase up to 5,000,000 shares of our common stock. The Plan is administered by the Board of Directors, which has the authority to designate the number of shares to be covered by each award and the vesting schedule of such award, among other terms. Each option granted must be granted within five years from the effective date of the Plan. The option period during which an option may be exercised shall not exceed five years from the date of grant and will be subject to such other terms and conditions of the Plan. Unless the Board of Directors provides otherwise, option awards terminate when a participant's employment or services end, except that a participant may exercise an option to the extent that it was exercisable on the date of termination for a period of time thereafter. As of July 25, 2000, 5,000,000 options to purchase shares of our common stock have been granted under the Plan, of which 4,700,000 options have been exercised. All of the options have an exercise price of $1.09 per share and expire on November 5, 2000.


                       OPTION GRANTED IN LAST FISCAL YEAR

                                                              NUMBER OF     PERCENT OF
                                                              SECURITIES    TOTAL OPTIONS
                                                              UNDERLYING    GRANTED TO
                                                               OPTIONS      EMPLOYEES IN     EXERCISE
NAME AND PRINCIPAL POSITION                                    GRANTED      FISCAL YEAR       PRICE      EXPIRATION DATE
-----------------------------------------------------------   ----------    -------------    --------    ----------------
Ted Kozub, Chief Financial Officer
  and Director.............................................     500,000          100%         $ 1.09          11/5/00

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Our bylaws provide that we indemnify all of our directors and officers to the fullest extent permitted by the Nevada General Corporation Law. Under our bylaws, any director or officer, who in his capacity as such is made or threatened to be made, party to any suit or proceeding, will be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of July 25, 2000, certain information with respect to the beneficial ownership of each class of our equity securities as follows:


     o By each person who is known by us to beneficially own more than 5% of our common stock, fully diluted;

     o By each of our directors;

     o By each officer under the "Management--Summary Compensation Table"; and

     o By all executive officers and directors as a group.


                                                                            NUMBER OF
NAME OF BENEFICIAL OWNER(1)                                    COMMON SHARES BENEFICIALLY OWNED(2)    PERCENT OF CLASS
------------------------------------------------------------   -----------------------------------    ----------------
Wayne E. Loftus.............................................                 1,583,333                       3.14%
Ted Kozub...................................................                   500,000                       *
Frank Denis.................................................                 2,866,668                       5.66%
Michael Jenks...............................................                 9,147,710(3)                   18.07%
Lindsay Lent................................................                    50,000                       *
William Murray .............................................                 4,000,000                       7.9%
  c/o Metro Town Law Office
  12308-4700 Kingsway
  Burnaby, British Columbia
  Canada, V5H 4M1
Gil Rahier..................................................                 1,683,333                       3.33%
Maurice Simpson.............................................                10,700,000                      21.14%
Dana Shaw ..................................................                 4,000,000                       7.9%
  5260 Sixth Avenue
  Delta, British Columbia
  Canada, V4M 1L5
All Officers and Directors as a Group (7 persons)...........                26,531,044                      52.41%


------------------
* Less than one percent.

(1) Unless otherwise indicated, all addresses are c/o Fetchomatic Global Internet Inc. 444 Victoria Street, Suite 370, Prince George, British Columbia, Canada V2L 2J7.

(2) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act, and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d-3.

(3) Includes 7,564,417 shares of common stock that Mr. Jenks holds proxies to vote. Mr. Jenks holds a proxy for Venture Capital Media Ltd. with respect to 2,879,265 shares of our common stock. Mr. Jenks holds a proxy for Global Ventures Ltd. with respect to 2,012,599 shares of our common stock.
    Mr. Jenks holds a proxy for Newsmakers Inc. with respect to 911,250 shares of our common stock. Mr. Jenks holds a proxy for Sox Ltd. with respect to 1,761,303 shares of our common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In the last two years, there has not been, nor is there currently proposed, any material transactions between us and any of our officers, directors, or 5% stockholders, other than compensation agreements and other arrangements, which are described where required in "Management."

     On June 1, 2000, Forest Glade Properties Inc., our wholly owned subsidiary, transferred its sole asset (all of the common stock of 514592 B.C. Ltd.) to four of our directors: Wayne Loftus, Frank Denis, Gil Rahier and Michael Jenks.

                           DESCRIPTION OF SECURITIES

COMMON STOCK


     Our Articles of Incorporation authorizes the issuance of an aggregate of 200,000,000 shares of common stock at $0.001 par value. As of July 25, 2000 there were 50,623,500 shares of common stock issued and outstanding. As of July 25, 2000, the number of holders of our common stock was at least 116. Each holder of record of common stock is entitled to one vote for each share held on all matters promptly submitted to the stockholders for their vote. Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds. We have not paid a dividend and it is not anticipated that any cash dividends will be paid in the foreseeable future. The Board of Directors initially may follow a policy of retaining earnings, if any, to finance our future growth. Accordingly, future cash dividends, if any, will depend on our need for working capital and its financial condition at the time. Shares of common stock are not redeemable, carry no preemptive rights, or other rights to subscribe for additional shares of common stock in the event of an offering. All outstanding shares of common stock are fully paid and non-assessable.


CONVERTIBLE DEBENTURES

     On May 1, 2000, we raised $3,500,000 in the private placement sale of our 7% convertible debentures, due May 1, 2003, to Collinson Road, LLC. The debentures may be converted into shares of our common stock at the option of the holders of such debentures, in whole or in part at any time and from time to time. The number of shares of common stock issuable upon a conversion is based on the conversion price in effect at the time of conversion. The conversion price is the lesser of (i) $2.295 and (ii) 80% of the average of the lowest three per share market values (determined as the last closing bid price per share), which need not occur on consecutive days, during the twenty
(20) trading days immediately preceding the applicable conversion date. In the event of a conversion, the holder of the debenture exercising its right to convert will receive a number of shares of common stock equal to the sum of
(i) the quotient obtained by dividing (x) the outstanding principal of the debenture to be converted and (y) the conversion price, and (ii) the amount of interest accrued on the principal amount of the debentures to be converted as of the date of conversion divided by the conversion price. Any convertible debentures outstanding on May 1, 2003 automatically convert into shares of our common stock at the then applicable conversion price. The convertible debentures are redeemable under certain circumstances as stated therein.

     Each holder of the convertible debentures may not convert its securities into shares of our common stock if after the conversion, such holder, together with any of its affiliates, would beneficially own over 4.999% of the outstanding shares of our common stock. This restriction may be waived by each holder on not less than 61 days' notice to us. Since the number of shares of our common stock issuable upon conversion of the convertible debentures will change based upon fluctuations of the market price of our common stock prior to a conversion, the actual number of shares of our common stock that will be issued under the convertible debentures, and consequently the number of shares of our common stock that will be beneficially owned by Collinson Road cannot be determined at this time. Because of this fluctuating characteristic, we agreed to register a number of shares of our common stock that exceeds the number of our shares of common stock currently beneficially owned by Collinson Road. The number of shares of our common stock listed in the table below as being beneficially owned by Collinson Road includes the shares of our common stock that are issuable to Collinson Road, subject to the 4.999% limitation, upon conversion of their convertible debentures and exercise of the warrant. However, the 4.999% limitation would not prevent Collinson Road from acquiring and selling in excess of 4.999% of our common stock through a series of conversions and sales under the convertible debentures and acquisitions and sales under the warrant.

     Under the terms of a registration rights agreement executed in connection with the convertible debenture agreement, we are required to register a number of shares of common stock equal to no less than the sum of (1) 200% of the number of shares of common stock issuable upon conversion in full of the outstanding principal amount of the debentures, assuming all interest is paid in shares of common stock, that the debentures remain outstanding for three years, and that such conversion occur on May 9, 2000; June 30, 2000 or the business day preceding the date that we file a request with the Securities and Exchange Commission for acceleration of this registration statement, whichever yields the lowest conversion price, and
(2) the number of shares of common stock issuable upon exercise in full of the warrant issued in connection with the private placement.

WARRANTS

     In connection with the private placement of our convertible debentures, we issued a warrant to purchase up to 521,765 shares of our common stock at a price per share of $2.295, exercisable on or after May 1, 2000 and expiring on May 1, 2005. The exercise price and number of shares of common stock issuable upon exercise of the warrant are subject to adjustment upon the occurrence of certain events, including, but not limited to our issuance of a stock dividend, stock splits, reclassification of our common stock or compulsory share exchange pursuant to which our common stock is converted into other securities, or sales of shares of our common stock for less than the exercise price.

     In connection with an agreement to receive marketing services, we issued warrants to purchase (1) up to 100,000 shares of our common stock at a price per share of $1.09, and (2) up to 100,000 shares of our common stock at a price per share of $3.00. All of the warrants issued under this agreement are exercisable on or after December 17, 1999 and expire at the close of business on December 17, 2003. The number of shares of common stock issuable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events, including, but not limited to stock splits, consolidation or reclassification of our common stock or compulsory share exchange pursuant to which our common stock is converted into other securities.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          o an exchange distribution in accordance with the rules of the applicable exchange;

          o privately negotiated transactions;

          o Short Sales;

          o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

          o a combination of any such methods of sale; and

          o any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholders. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                            SELLING SECURITYHOLDERS

     The table below sets forth certain information, as of the date of this prospectus, with respect to the amount and percentage ownership of each selling securityholder before this offering, the number of shares covered by this prospectus with respect to each selling securityholder, and the amount and percentage ownership of each selling securityholder after this offering, assuming that all of the shares covered by this prospectus are sold by the selling securityholders. Unless otherwise indicated, none of the selling securityholders have had any position, office, or other material relationship with us within the past three years, other than as a result of the ownership of the shares or other securities of ours.




                                    Shares Beneficially
                                           Owned                                   Shares Beneficially owned after
                                   Prior to the Offering                                     Offering(4)
                                   ---------------------                                     -----------
Name of Selling                  Number of                      Shares to be        Number of
Stockholder                       Shares       Percent(1)     sold in Offering        Shares             Percent
-----------                       ------       ----------     ----------------        ------             -------

Collinson Road, LLC             2,530,669(2)      4.99%         7,561,238(3)

Ira Terk                           87,500           *              87,500               --                 --

Next Millennium Capital
Holdings, LLC                      87,500           *              87,500               --                 --

Venture Capital Media Ltd.      1,779,265         3.51%         4,394,922               --                 --

Newsmakers, Inc.                  911,250         1.80%           758,243               --                 --

Sox Ltd.                        2,448,920         4.84%         1,979,938               --                 --

Just Marketing                  1,000,000         1.98%           200,000               --                 --


-----------------------------


          *       Less than one percent.

         (1) Percentages are based on 50,623,500 shares of our common stock outstanding as of July 25, 2000.

         (2) Includes the shares of our common stock issuable to Collinson Road, subject to the 4.999% limitation, upon conversion of its convertible debentures and exercise of its warrants.

         (3) Under a Registration Rights Agreement between us and Collinson Road, we are required to register such number of shares of common stock equal to the sum of (i) 200% of the number of shares of common stock issuable upon conversion in full of their debentures, assuming for such purposes that all interest is paid in shares of our common stock, that the debentures are outstanding for three years and that such conversion occurred on June 30, 2000, the date of filing of this registration statement with the commission, (or May 9, 2000 or the business day preceding the date that we file a request with the Securities and Exchange Commission for acceleration of the registration statement, depending on which yields the lowest conversion price) and (ii) the number of shares of common stock issuable upon exercise in full of the warrants.

         (4)      Assumes all shares to be sold in offering are sold.





                        SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Upon the consummation of this offering, we will have up to 62,403,368 shares of common stock outstanding (assuming no exercise of any outstanding options or warrants not covered by this registration statement or the issuance of stock under the media and advertising agreement for future services), of which up to 25,045,868 shares of common stock will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 37,357,500 shares of our common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which rules are summarized below.

RULE 144

     In general, under Rule 144 as currently in effect, after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

          o 1% of the number of shares of common stock then outstanding; or

          o The average weekly trading volume of the common stock on the American Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about our company.

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Camhy Karlinsky & Stein LLP, New York, New York.

                                    EXPERTS

     Our consolidated financial statements for the period from September 24, 1998 (Inception) to July 31, 1999 included in this prospectus and registration statement has been audited by BDO Dunwoody LLP, chartered accountants, as indicated in their report with respect thereto (that contains an explanatory paragraph regarding our ability to continue as a going concern) and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our by-laws provide that we shall indemnify all directors and officers of our company to the fullest extent permitted by Nevada law. Under such provisions, any director or officer, who in his capacity as such is made or threatened to be made, party to any action, suit or proceeding, shall be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling us pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                          MARKET FOR OUR COMMON STOCK

     Our common stock is traded on the OTC Electronic Bulletin Board under the symbol "FGLB."

     The following table sets forth the range of high and low bid quotations for our common stock for each of the quarters of the fiscal year ended July 31, 1999 and for the first three quarters of the fiscal year ending July 31, 2000. Our common stock began trading on the OTC Electronic Bulletin Board under the name Forest Glade International Inc., symbol "FGII.OB" on July 9, 1999. Our common stock commenced trading on the OTC Electronic Bulletin Board under the name Fetchomatic Global Internet Inc., symbol "FGLB.OB" in June 2000. Prior to
July 9, 1999, there was no public market for our securities. The quotations represent inter-dealer prices without retail markup, mark down or commission and may not necessarily represent actual transactions


PERIOD                                                                          HIGH      LOW
-----------------------------------------------------------------------------   -----    -----
Fourth Quarter--2000.........................................................   $2.44    $1.28
Third Quarter--2000..........................................................    3.53     1.38
Second Quarter--2000.........................................................    2.03      .94
First Quarter--2000..........................................................    2.88      .78
Fourth Quarter--1999.........................................................    2.50      .63


                              FINANCIAL STATEMENTS

     BDO Dunwoody LLP, chartered accountants, have audited the financial statements of fetchOmatic.com Online Inc. for the period from September 24, 1998 (incorporation of fetchOmatic.com Online Inc.) to July 31, 1999.

     Information in response to this item is set forth in the Financial Statements, beginning on Page F-1 of this filing.

                        FETCHOMATIC GLOBAL INTERNET INC.

                         INDEX TO FINANCIAL STATEMENTS

                      FOR THE QUARTER ENDED APRIL 30, 2000

Consolidated Balance Sheets as of April 30, 2000 (Unaudited) and July 31, 1999..............................   F-2
Consolidated Statements of Operations (Unaudited)
  for the three months ended April 30, 2000 and 1999,
  for the nine months ended April 30, 2000 and 1999,
  for the period from September 24, 1998 (Incorporation) to April 30, 2000..................................   F-3
Consolidated Statement of Changes in Stockholders' Equity (Deficit) (Unaudited).............................   F-4
Consolidated Statements of Cash Flows (Unaudited)
  for the nine months ended April 30, 2000 and 1999
  and for the period from inception to April 30, 2000.......................................................   F-5
Notes to Consolidated Financial Statements (Unaudited)......................................................   F-6

                        FETCHOMATIC GLOBAL INTERNET INC.
                   (FORMERLY FOREST GLADE INTERNATIONAL INC.)
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                                                         APRIL 30,      JULY 31,
                                                                                            2000         1999(A)
                                                                                         -----------    ---------
                                                                                         (UNAUDITED)
                                        ASSETS
Current:
  Cash................................................................................   $   208,344    $  49,725
  Prepaid expenses and deposits (Note 6)..............................................       336,271        4,174
                                                                                         -----------    ---------
                                                                                             544,615       53,899
Property and equipment................................................................       144,396        3,448
Software development costs (Note 4)...................................................       284,598           --
Net assets held for sale (Note 3).....................................................       233,298           --
                                                                                         -----------    ---------
                                                                                         $ 1,206,907    $  57,347
                                                                                         ===========    =========
                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities
Current:
  Accounts payable....................................................................   $   160,816    $ 117,635
  Accrued expenses....................................................................       598,279           --
  Due to stockholders.................................................................        42,590           --
                                                                                         -----------    ---------
                                                                                             801,685      117,635
                                                                                         -----------    ---------
Stockholders' equity (deficit)
  Capital stock
     Authorized
       200,000,000 common shares, par value $0.001
     Issued
       40,756,000 (July 31, 1999--19,000,000) common shares...........................        40,756       19,000
     Additional paid-in capital.......................................................     8,279,884      156,066
     Accumulated deficit..............................................................    (6,646,464)    (235,354)
     Accumulated other comprehensive losses--foreign currency translation.............        (7,097)          --
                                                                                         -----------    ---------
                                                                                           1,667,079      (60,288)
     Stock subscriptions receivable...................................................    (1,261,857)          --
                                                                                         -----------    ---------
                                                                                             405,222      (60,288)
                                                                                         -----------    ---------
                                                                                         $ 1,206,907    $  57,347
                                                                                         ===========    =========

------------------

a) Represents the financial position of FetchOmatic.com Online Inc. (formerly SSA Coupon Ltd.)

    See accompanying notes to the consolidated interim financial statements.

                        FETCHOMATIC GLOBAL INTERNET INC.
                   (FORMERLY FOREST GLADE INTERNATIONAL INC.)
                         (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                                    PERIOD FROM
                                                                                                    SEPTEMBER 24
                                            THREE MONTHS ENDED            NINE MONTHS ENDED             1998
                                                 APRIL 30                      APRIL 30             (INCEPTION)
                                        --------------------------    --------------------------    TO APRIL 30
                                           2000          1999(A)         2000          1999(A)          2000
                                        -----------    -----------    -----------    -----------    ------------
Expenses:
  Administration.....................   $    54,730    $    23,940    $    98,341    $    35,910    $    178,074
  Advertising and promotion..........       613,398             --        696,276             --         696,276
  Depreciation.......................        11,521             --         21,180             --          21,180
  Investor relations (including stock
     option compensation of
     $3,800,000) (Note 8)............       611,939             --      4,550,939             --       4,550,939
  Management fees....................       256,341             --        309,206             --         309,273
  Professional fees..................        30,560             --         70,694            840          71,534
  Research and development...........            --         11,970             --         17,955          39,900
                                        -----------    -----------    -----------    -----------    ------------
                                          1,578,489         35,910      5,746,636         54,705       5,867,176
Write-down of advances (Note 5)......            --             --         95,235             --         210,049
                                        -----------    -----------    -----------    -----------    ------------
Loss from continued operations.......    (1,578,489)       (35,910)    (5,841,871)       (54,705)     (6,077,225)
Loss from discontinued operations,
  net of tax (Note 3)................      (521,097)            --       (569,239)            --        (569,239)
                                        -----------    -----------    -----------    -----------    ------------
Net loss for the period..............   $(2,099,586)   $   (35,910)   $(6,411,110)   $   (54,705)   $ (6,646,464)
                                        ===========    ===========    ===========    ===========    ============

Loss per share-basic and diluted
  From continued operations..........   $     (0.04)   $     (0.00)   $     (0.18)   $     (0.00)
  Discontinued operations (Note 3)..          (0.01)            --          (0.02)            --
                                        -----------    -----------    -----------    -----------
  After discontinued operations......   $     (0.05)   $     (0.00)   $     (0.20)   $     (0.00)
                                        ===========    ===========    ===========    ===========

  Weighted average shares
     outstanding.....................    39,403,067     19,000,000     31,849,766     19,000,000
                                        ===========    ===========    ===========    ===========

------------------

a) Represents the results of operations of FetchOmatic.com Online Inc. (formerly SSA Coupon Ltd.)

    See accompanying notes to the consolidated interim financial statements.

                        FETCHOMATIC GLOBAL INTERNET INC.
                   (FORMERLY FOREST GLADE INTERNATIONAL INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  CONSOLIDATED INTERIM STATEMENT OF CHANGES IN
                         STOCKHOLDERS' EQUITY (DEFICIT)
                                  (UNAUDITED)

                                                                                 ACCUMULATED                        TOTAL
                                  COMMON SHARES       ADDITIONAL                   OTHER                         STOCKHOLDERS'
                               --------------------    PAID-IN     ACCUMULATED   COMPREHENSIVE   SUBSCRIPTIONS      EQUITY
                                 NUMBER     AMOUNT     CAPITAL       DEFICIT       INCOME         RECEIVABLE      (DEFICIT)
                               ----------   -------   ----------   -----------   -------------   -------------   -------------
Balance, August 1, 1999--
  SSA Coupon Ltd............          100   $    66   $  175,000   $ (235,354)      $    --       $        --     $   (60,288)
Adjustment for the issuance
  of common stock on reverse
  acquisition...............   18,999,900    18,934      (18,934)          --            --                --              --
                               ----------   -------   ----------   -----------      -------       -----------     -----------
                               19,000,000    19,000      156,066     (235,354)           --                --         (60,288)
Issuance of common stock by
  SSA Coupon Ltd. prior to
  acquisition...............           --        --           14           --            --                --              14
Adjustment for the
  stockholders' equity of
  the Company at the
  acquisition date..........   17,800,000    17,800     (193,080)          --            --                --        (175,280)
Stock option compensation
  (Note 8)..................           --        --    3,800,000           --            --                --       3,800,000
Issuance of common stock on
  exercise of stock options
  at $1.09 per share
  (Note 8)..................    3,856,000     3,856    4,199,184           --            --        (1,261,857)      2,941,183
Issuance of common stock for
  services in January 2000
  at $1.25 per share
  (Note 6)..................      100,000       100      124,900           --            --                --         125,000
Issuance of warrants for
  services (Note 6).........           --        --      192,800           --            --                --         192,800
                               ----------   -------   ----------   -----------      -------       -----------     -----------
                               40,756,000    40,756    8,279,884     (235,354)           --        (1,261,857)      6,823,429
                               ----------   -------   ----------   -----------      -------       -----------     -----------
Net loss for the period.....           --        --           --   (6,411,110)           --                --      (6,411,110)
Foreign currency translation
  adjustments...............           --        --           --           --        (7,097)               --          (7,097)
                               ----------   -------   ----------   -----------      -------       -----------     -----------
    Total comprehensive
      loss..................           --        --           --   (6,411,110)       (7,097)               --      (6,418,207)
                               ----------   -------   ----------   -----------      -------       -----------     -----------
Balance, April 30, 2000.....   40,756,000   $40,756   $8,279,884   $(6,646,464)     $(7,097)      $(1,261,857)    $   405,222
                               ==========   =======   ==========   ===========      =======       ===========     ===========

    See accompanying notes to the consolidated interim financial statements.

                        FETCHOMATIC GLOBAL INTERNET INC.
                   (FORMERLY FOREST GLADE INTERNATIONAL INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  CONSOLIDATED INTERIM STATEMENTS OF CASH FLOW
                                  (UNAUDITED)

                                                                                                       PERIOD FROM
                                                                                                       SEPTEMBER 24
                                                                              NINE MONTHS ENDED            1998
                                                                                   APRIL 30            (INCEPTION)
                                                                           ------------------------    TO APRIL 30
                                                                               2000        1999(A)         2000
                                                                           ------------    --------    ------------
Cash provided by (used in)
Operating activities:
  Net loss for the period...............................................   $ (6,411,110)   $(54,705)   $ (6,646,464)
  Adjustments to reconcile net loss to net cash used in
     operating activities
     Amortization and depreciation......................................         86,543          --          86,543
     Write-off of goodwill..............................................        339,632          --         339,632
     Loss on disposal of property and equipment.........................        301,488          --         301,488
     Deferred income tax recovery.......................................       (158,105)         --        (158,105)
     Stock option compensation..........................................      3,800,000          --       3,800,000
  (Increase) decrease in assets
     Prepaid expenses and other.........................................         75,279          --          71,105
  Increase (decrease) in liabilities
     Accounts payable...................................................        (37,712)     54,705          79,923
     Accrued expenses...................................................        578,279          --         578,279
                                                                           ------------    --------    ------------
                                                                             (1,425,706)         --      (1,547,599)
                                                                           ------------    --------    ------------
Investing activities:
  Software development costs............................................       (284,598)         --        (284,598)
  Cash acquired on reverse acquisition of SSA Coupon Ltd................        145,757          --         145,757
  Purchase of property and equipment....................................       (173,028)         --        (176,476)
                                                                           ------------    --------    ------------
                                                                               (311,869)         --        (315,317)
                                                                           ------------    --------    ------------
Financing activities:
  Proceeds on issuance of common stock, net of subscriptions receivable
     (Note 7)...........................................................      2,051,652          --       2,226,718
  Repayment of advances from directors..................................         (7,519)         --          (7,519)
  Repayment of note payable on acquisition of discontinued operations...       (138,000)         --        (138,000)
  Repayment of long-term debt from discontinued operations..............        (11,260)         --         (11,260)
                                                                           ------------    --------    ------------
                                                                              1,894,873          --       2,069,939
                                                                           ------------    --------    ------------
Increase in cash for the period.........................................        157,298          --         207,023
Effect of foreign exchange on cash......................................          1,321          --           1,321
Cash, beginning of period...............................................         49,725          --              --
                                                                           ------------    --------    ------------
Cash, end of period.....................................................   $    208,344    $     --    $    208,344
                                                                           ============    ========    ============

------------------

a) Represents the cash flows of FetchOmatic.com Online Inc. (formerly SSA Coupon Ltd.)

    See accompanying notes to the consolidated interim financial statements.

                        FETCHOMATIC GLOBAL INTERNET INC.
                   (FORMERLY FOREST GLADE INTERNATIONAL INC.)
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The consolidated interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

     These statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated interim financial statements be read in conjunction with the financial statements of the Company and the financial statements of SSA Coupon Ltd. for the year ended July 31, 1999 and notes thereto included in the Company's 10-KSB annual report and in the Form 8-K current report filed in respect of the Company's acquisition of SSA Coupon Ltd. The Company follows the same accounting policies in the preparation of interim reports.

     Results of operations for the interim periods are not indicative of annual results.

     Previously, the Company carried on operations in two business segments: the development of an Internet search engine and the operation of a mobile home park. In May 2000, the Company entered an agreement to sell all the assets constituting its mobile home park business. (Note 3) The sale closed in June 2000 and as a result, the Company is solely involved in the development and marketing of a geographically enabled internet web search engine and smart source data base and internet portal and personalized internet communications tool. In connection with its business focus, the Company changed its legal name to Fetchomatic Global Internet Inc. on June 2, 2000.

     These accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at April 30, 2000, the Company has recognized no revenues and has accumulated operating losses from the Internet business of approximately $6,600,000 since its inception. The continuation of the Company is dependent upon the successful completion of development of the Company's web site, fetchomatic.com, the continuing financial support of creditors and stockholders and obtaining long-term financing as well as achieving a profitable level of operations. Subsequent to April 30, 2000, the Company issued $3.5 million of convertible debentures (Note 9) and plans to raise additional equity capital as necessary to finance the operations and capital requirements of the Company. Amounts raised will be used to continue development of the Company's web site, to provide financing for the marketing, promotion and launch of its web site, to secure products and for other working capital purposes including operational hardware and software upgrades. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for operations.

     These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

2. ACQUISITION OF SSA COUPON LTD.

     On November 3, 1999, the Company closed the share exchange agreement with the stockholders of SSA Coupon Ltd. ("SSA", now renamed FetchOmatic.com Online Inc.), a company that was incorporated in British Columbia, Canada on September 24, 1998 for the purpose of developing, exploiting and marketing a geographically enabled internet web search engine and smart source data base and internet portal and personalized internet communications tool. The Company acquired 100% of the issued and outstanding shares of SSA in exchange for 19 million restricted shares of the Company's common stock. Restrictions on these shares

                        FETCHOMATIC GLOBAL INTERNET INC.
                   (FORMERLY FOREST GLADE INTERNATIONAL INC.)
                         (A DEVELOPMENT STAGE COMPANY)

      NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

2. ACQUISITION OF SSA COUPON LTD.--(CONTINUED)

will be removed at the rate of 10% each year after their issuance. Additionally, the Company has agreed to pay, or cause SSA to pay to the three founding shareholders of SSA, in perpetuity, royalties aggregating to 7% of the gross revenues of SSA and/or the Company relating to the technology created by SSA. Such royalties will be paid on a quarterly basis.

     Effective as of the closing date, the transaction was accounted for using the purchase method of accounting as applicable for reverse acquisitions. Following reverse acquisition accounting, financial statements subsequent to the closing of this acquisition are presented as a continuation of SSA. The operations of the Company are consolidated with those of SSA from the date of acquisition. The fair value of the net assets of the Company at November 3, 1999 was as follows:

Current assets.............................................   $     9,440
Property and equipment and other long-term assets..........     1,652,326
                                                              -----------
                                                                1,661,766
Current liabilities........................................      (274,421)
Deferred income taxes......................................      (156,843)
Long-term debt.............................................    (1,607,870)
                                                              -----------
Goodwill...................................................   $  (377,368)
                                                              ===========

     Goodwill was being amortized on a straight-line basis over five years. The value assigned to the common stock issued on the transaction was $Nil based on the estimated fair value of the net assets of the Company at the acquisition date. The net book value of goodwill at April 30, 2000 of $339,632 was written off on that date as part of the Company's loss from discontinued operations. (Note 3)

3. DISPOSAL OF MOBILE HOME PARK OPERATIONS

     On December 1, 1998, as amended on August 31, 1999, the Company acquired 100% of the common shares of 514592 BC Ltd. (a company 50% owned by a director of the Company) the beneficial owner of the assets and liabilities comprising the Mountain View Park ("the Park") in British Columbia, Canada.

     On May 1, 2000, the Company made the decision to dispose of all of the assets constituting its mobile home park business, the sale of which was completed in June 2000. Total proceeds on the sale were approximately $675,000, with $135,000 received on closing, $98,000 due on July 15, 2000 and the balance due in installments of $4,500 per month including interest at Prime plus 1% per annum with the balance due on May 15, 2002. The balance due is collateralized by equipment and an unconditional guarantee by the purchaser. Immediately following the sale, the Company transferred the shares of 514592 BC Ltd. to its four directors for nominal consideration. Prior to the sale of the shares of 514592 BC Ltd., 514592 BC Ltd. transferred all of its remaining assets and liabilities to the Company except for the mortgage obligation on the Park of approximately $442,000 and a portion of the installments receivable equal to the balance of the mortgage payable outstanding.

     The financial results of the Park have been segregated and presented as a discontinued operation and the Balance Sheets and Statements of Operations and Cash Flows have been reclassified to reflect this presentation.

                        FETCHOMATIC GLOBAL INTERNET INC.
                   (FORMERLY FOREST GLADE INTERNATIONAL INC.)
                         (A DEVELOPMENT STAGE COMPANY)

      NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

3. DISPOSAL OF MOBILE HOME PARK OPERATIONS--(CONTINUED)

The Statement of Operations for the nine-month period ended April 30, 2000 includes a writedown to net realizable value. The results of discontinued operations were as follows:

                            STATEMENT OF OPERATIONS

                                                            FOR THE NINE-
                                                            MONTH PERIOD
                                                               ENDED
                                                             APRIL 30,
                                                                2000
                                                            ---------------
Revenue..................................................      $  68,941
                                                               ---------
Loss from operations.....................................        (86,224)
                                                               ---------
Loss on disposal of property and equipment...............       (301,488)
Write-off of goodwill....................................       (339,632)
Deferred tax recovery....................................        158,105
                                                               ---------
Loss on disposal of discontinued operations..............       (483,015)
                                                               ---------
Loss from discontinued operations........................      $(569,239)
                                                               =========
Loss per share from discontinued operations is summarized
  as follows:
  -- from operations.....................................      $      --
  -- on disposal of the net assets.......................          (0.02)
                                                               ---------
                                                               $   (0.02)
                                                               =========

     The Company's net assets held for sale are comprised of the following at April 30, 2000:

Property and equipment....................................      $ 675,300
Mortgage payable..........................................       (442,002)
                                                                ---------
Net assets held for sale..................................      $ 233,298
                                                                =========

4. SOFTWARE DEVELOPMENT COSTS

     The Company has adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Development or Obtained for Internal Use". Accordingly, direct internal and external costs associated with the development of the features, content and functionality of the Company's internet software, incurred during the application development stage, will be capitalized and amortized over the estimated useful life of three years once development is complete.

     During the period prior to July 31, 1999, SSA carried out procedures in the preliminary project stage including the research and evaluation of ideas and determination of an implementation plan as well as certain activities relating to the application software development. The Company commenced the capitalization of costs associated with software development on August 1, 1999.

5. CONTINGENT LIABILITY

     SSA, along with its three founding stockholders, was the defendant in an action filed in the Supreme Court of British Columbia in October 1999 by a former consultant to the Company. The action claimed breach of contract and sought unspecified damages. On November 17, 1999, the Company commenced an action against

                        FETCHOMATIC GLOBAL INTERNET INC.
                   (FORMERLY FOREST GLADE INTERNATIONAL INC.)
                         (A DEVELOPMENT STAGE COMPANY)

      NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

5. CONTINGENT LIABILITY--(CONTINUED)

the consultant seeking compensation for $235,000 allegedly misappropriated by the consultant as well as general damages.

     Amounts advanced by the Company subsequent to July 31, 1999 to the consultant and not received by SSA totalling $95,235 were written off in the first quarter. On February 28, 2000, SSA reached a settlement with the former consultant to release both parties from damages claimed in the action and from future claims associated with the action.

6. PREPAID EXPENSES

     In December 1999, the Company entered into a promotional agreement with a company for a one-year term in exchange for 175,000 shares of common stock plus 200,000 warrants to purchase common stock. 100,000 of the warrants are exercisable at a price of $1.09 with the balance exercisable at $3 for a four-year period. The value assigned to the common stock based on the trading price of the stock on the agreement date was $218,750. Using a Black-Scholes option-pricing model, a value of $192,800 was assigned to the warrants. The expenses are amortized to the Statement of Operations over the term of the contract.

     100,000 shares of common stock were issued by the Company while a stockholder provided 75,000 shares to satisfy the balance. Amounts due to the stockholder were settled during the third quarter of fiscal 2000. The warrants remain outstanding at April 30, 2000.

7. SUPPLEMENTAL CASH FLOW INFORMATION

     Required disclosures of supplemental information on the Statements of Cash Flows include:

     a) Supplemental disclosure of non-cash investing and financing activities:

                                                                              2000      1999
                                                                            --------    -----
 i) issuance of common stock and warrants in satisfaction of promotional
    expenses, including obligation to stockholder (Note 6)...............   $411,550    $  --
 ii) acquisition of the shares of SSA in exchange for 19 million shares
    of common stock......................................................   $     --    $  --
iii) issuance of common stock for subscription proceeds received prior to
    acquisition of SSA...................................................   $889,545    $  --

     b) Interest paid for the nine-month periods ended April 30, 2000 and 1999 included in the loss from discontinued operations was $19,382 and $Nil.

8. STOCK OPTIONS

     On November 5, 1999, the Company adopted its 1999 Stock Option Plan to offer an inducement to obtain services of key employees, directors and consultants of the Company. The maximum number of shares issuable under the Plan shall not exceed 5 million. Under the Plan, the Company's Board of Directors determines the exercise price and terms of the options not, however, to exceed five years from the date of grant.

     The Company's Board of Directors approved the grant of five million options to consultants on November 5, 1999 vesting immediately at an exercise price of $1.09 per share. During the period, 3,856,000

                        FETCHOMATIC GLOBAL INTERNET INC.
                   (FORMERLY FOREST GLADE INTERNATIONAL INC.)
                         (A DEVELOPMENT STAGE COMPANY)

      NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

8. STOCK OPTIONS--(CONTINUED)

options were exercised for total proceeds of $4,203,040 less amounts receivable from the optionees of $1,261,857 for net proceeds of $2,941,183 as follows:

                                                                 OPTIONS
                                                                EXERCISED
                                                                ---------
December 1999................................................     995,000
January 2000.................................................     215,000
February 2000................................................     806,000
March 2000...................................................     780,000
April 2000...................................................   1,060,000
                                                                ---------
                                                                3,856,000
                                                                =========

     Subsequent to April 30, 2000, an additional 535,000 options were exercised.

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-based Compensation", in accounting for stock options granted to non-employees. Under SFAS No. 123, compensation cost is recognized based upon the fair value based method prescribed using the Black-Scholes option pricing model. The fair value of these options of $0.76 was estimated at the date of grant using the following assumptions:

          o No dividends.

          o Risk-free interest rate of 4.4%.

          o Volatility of the expected market price of the Company's common stock of 380%.

          o Weighted average expected life of the options of 6 months.

     Compensation expense of $3.8 million has been recorded in the nine-month period ended April 30, 2000 in connection with the grant of these options.

9. COMMITMENTS AND SUBSEQUENT EVENTS

     a) On March 30, 2000, the Company entered into an agreement to acquire public relations and advertising services from Sivla Inc. in exchange for $100,000 cash (paid in May 2000) plus up to approximately
        $43.5 million of the Company's common stock of which 25% will be registered to remove trading restrictions. The first $23,500,000 due in common stock is based upon a $2 imputed value with the balance due based upon a 35% discount to the average of the previous month's closing trading price. For advertising contracts signed to date, 8,812,500 shares of common stock were issued in connection with this agreement for future advertising and promotion on May 15, 2000 with the balance of 2,937,500 shares to be issued upon completion of the registration statement qualifying these shares.

        An accrual has been provided at April 30, 2000 with respect to the cost of advertising completed to April 30, 2000 in the amount of $561,579. The cost of sponsorship of a Championship Auto Racing Team ("CART") car for the 2000 race season is being amortized over the race season.

     b) On May 25, 2000, the Company entered into an agreement to obtain an Internet profile of the Company for a period of ninety days in exchange for the issuance of 100,000 shares of common stock.

     c) In June 2000, the Company ordered approximately $700,000 of new computer hardware.

                        FETCHOMATIC GLOBAL INTERNET INC.
                   (FORMERLY FOREST GLADE INTERNATIONAL INC.)
                         (A DEVELOPMENT STAGE COMPANY)

      NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

9. COMMITMENTS AND SUBSEQUENT EVENTS--(CONTINUED)

     d) On May 9, 2000, the Company issued $3.5 million of convertible debentures due May 1, 2003 and bearing interest at 7% per annum due annually. Four million shares of common stock owned by directors collateralize the convertible debenture. The debentures are convertible at the option of the holder into shares of common stock of the Company at the lesser of (1) $2.295 and (2) 80% of the average of the lowest three per share market values (not necessarily consecutive) during the twenty trading days immediately preceding the conversion date. As a result, a beneficial conversion amount will be recorded as interest expense in the fourth quarter of the Company's 2000 fiscal year. The Company has the option to pay annual interest in cash or shares of its common stock.

        The convertible debentures also contain 521,765 detachable warrants exercisable to purchase shares of the Company's common stock at any time until May 1, 2005 at a price of $2.295 per share. The warrants will be assigned a value on issuance, which will be amortized over the three-year term of the convertible debentures.

        The debenture agreement contains provisions to adjust conversion privileges in connection with certain changes to the Company's capital structure and provides an option available to the debenture-holder to acquire an additional $6,500,000 of convertible debentures. $350,000 was deducted from proceeds of the convertible debentures and 175,000 shares of common stock were issued as a finder's fee. The finder's fee attributable to the common stock will be determined based upon the market value of the common stock on the issuance date.

10. NEW ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities on the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (I) changes in the fair value of the hedged assets or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

     Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standards on August 1, 2000 to affect its financial statements.

                           FETCHOMATIC.COM ONLINE INC.

                          INDEX TO FINANCIAL STATEMENTS

     FOR THE PERIOD FROM SEPTEMBER 24, 1998 (INCORPORATION) TO JULY 31, 1999

Report of Independent Accountants..........................................................................   F-13

Balance Sheet--July 31, 1999...............................................................................   F-14

Statement of Changes in Stockholders' Equity...............................................................   F-15

Statement of Operations--period ended July 31, 1999........................................................   F-16

Statement of Cash Flows--period ended July 31, 1999........................................................   F-17

Summary of Significant Accounting Policies.................................................................   F-18

Notes to the Financial Statements..........................................................................   F-20


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Stockholders of
FetchOmatic.com Online Inc.
(formerly SSA Coupon Ltd.)
(a development stage company)

We have audited the Balance Sheet of FetchOmatic.com Online Inc. (formerly SSA Coupon Ltd.) (a development stage company) as at July 31, 1999, the Statements of Changes in Stockholders' Equity, Operations and Cash Flows for the period from September 24, 1998 (incorporation) to July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of FetchOmatic.com Online Inc. (formerly SSA Coupon Ltd.) (a development stage company) as at July 31, 1999 and the related Statements of Changes in Stockholders' Equity, Operations and Cash Flows for the period from September 24, 1998 (incorporation) to July 31, 1999 in accordance with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered a loss from operations in its initial year and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ BDO DUNWOODY LLP
                                          Chartered Accountants

Vancouver, Canada
December 3, 1999

                          FETCHOMATIC.COM ONLINE INC.
                           (FORMERLY SSA COUPON LTD.)
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                          (EXPRESSED IN U.S. DOLLARS)

                                                                                                        JULY 31,
                                                                                                          1999
                                                                                                        ---------
                                               ASSETS

Current:
  Cash...............................................................................................   $  49,725
  Prepaid expenses and deposits......................................................................       4,174
                                                                                                        ---------
                                                                                                           53,899
Fixed assets.........................................................................................       3,448
                                                                                                        ---------
                                                                                                        $  57,347
                                                                                                        =========
                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Liabilities
Current:
  Accounts payable and accrued liabilities (Note 3)..................................................   $ 117,635
                                                                                                        ---------
Stockholders' equity (deficit)
  Share capital
     Authorized
       10,000 Common shares, no par value
     Issued
       10,000 Common shares..........................................................................          66
  Additional paid-in capital (Note 2)................................................................     175,000
  Deficit accumulated during the development stage...................................................    (235,354)
                                                                                                        ---------
                                                                                                          (60,288)
                                                                                                        ---------
                                                                                                        $  57,347
                                                                                                        =========

 The accompanying summary of significant accounting policies and notes form an integral part of these financial statements.

                           FETCHOMATIC.COM ONLINE INC.
                           (FORMERLY SSA COUPON LTD.)
                          (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                           (EXPRESSED IN U.S. DOLLARS)

                                                                                           DEFICIT
                                                                                         ACCUMULATED        TOTAL
                                                         COMMON STOCK      ADDITIONAL    DURING THE      STOCKHOLDERS'
                                                       ----------------     PAID-IN      DEVELOPMENT       EQUITY
                                                       SHARES    AMOUNT     CAPITAL         STAGE         (DEFICIT)
                                                       ------    ------    ----------    ------------    -------------
Initial capital contributions on September 24, 1998
  at C$0.01 per share...............................   10,000     $ 66      $     --      $       --       $      66
Capital contributions by Forest Glade International
  Inc. during the period (Note 2)...................       --       --       175,000              --         175,000
Net loss for the period.............................       --       --            --        (235,354)       (235,354)
                                                       ------     ----      --------      ----------       ---------
Balance, July 31, 1999..............................   10,000     $ 66      $175,000      $ (235,354)      $ (60,288)
                                                       ======     ====      ========      ==========       =========

     The accompanying summary of significant accounting policies and notes form an integral part of these financial statements.

                          FETCHOMATIC.COM ONLINE INC.
                           (FORMERLY SSA COUPON LTD.)
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS
                          (EXPRESSED IN U.S. DOLLARS)

                                                                                           PERIOD FROM
                                                                                           SEPTEMBER 24
                                                                                               1998
                                                                                           (INCORPORATION)
                                                                                            TO JULY 31
                                                                                               1999
                                                                                           ---------------
General and administrative expenses:
  Research and development..............................................................      $  39,900
  Management fees and business development..............................................         79,800
  Incorporation costs...................................................................            840
                                                                                              ---------
                                                                                                120,540
Write-down of advances (Note 4).........................................................        114,814
                                                                                              ---------
Net loss for the period.................................................................      $ 235,354
                                                                                              =========

 The accompanying summary of significant accounting policies and notes form an integral part of these financial statments.

                          FETCHOMATIC.COM ONLINE INC.
                           (FORMERLY SSA COUPON LTD.)
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
                          (EXPRESSED IN U.S. DOLLARS)

                                                                                                     PERIOD FROM
                                                                                                     SEPTEMBER 24
                                                                                                         1998
                                                                                                     (INCORPORATION)
                                                                                                     TO JULY 31
                                                                                                         1999
                                                                                                     ---------------
Cash provided by (used in)
Operating activities:
  Net loss for the period.........................................................................      $(235,354)
  Increase in prepaid expenses and deposits.......................................................         (4,174)
  Increase in accounts payable and accrued liabilities............................................        117,635
                                                                                                        ---------
                                                                                                         (121,893)
                                                                                                        ---------
Financing activities:
  Issuance of common stock........................................................................             66
  Additional capital contributions................................................................        175,000
                                                                                                        ---------
                                                                                                          175,066
                                                                                                        ---------
Investing activities:
  Purchase of fixed assets........................................................................         (3,448)
                                                                                                        ---------
Increase in cash for the period and cash, end of period...........................................      $  49,725
                                                                                                        =========

 The accompanying summary of significant accounting policies and notes form an integral part of these financial statments.

                          FETCHOMATIC.COM ONLINE INC.
                           (FORMERLY SSA COUPON LTD.)
                         (A DEVELOPMENT STAGE COMPANY)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION.....................  These financial statements are expressed in US dollars and are prepared in accordance with accounting principles generally accepted in the United States.

                                            The Company has selected July 31 as its fiscal year end.

FIXED ASSETS..............................  Fixed assets, consisting of computer equipment acquired in July 1999, are carried at cost less accumulated depreciation (1999--$Nil).
                                            Computers are depreciated using the straight-line method over their estimated useful life of three years.

SOFTWARE DEVELOPMENT COSTS................  The Company has adopted Statement of Position ("SOP") 98-1,
                                            "Accounting for the Costs of Computer Software Developed or Obtained
                                            for Internal Use". Accordingly, direct internal and external costs associated with the development of the features, content and functionality of the Company's internet software, incurred during the application development stage, will be capitalized and amortized over the estimated useful life of three years once development is complete.

                                            During the period from September 24, 1998 to July 31, 1999, the
                                            Company carried out procedures in the preliminary project stage including the research and evaluation of ideas and determination of an implementation plan as well as certain activities relating to application software development. Capitalization, however, has not occurred for periods prior to the agreement with Forest Glade
                                            International Inc. as the Company previously lacked financing available to complete the project.

FINANCIAL INSTRUMENTS.....................  The Company's financial instruments consist of cash, receivables and accounts payable and accrued liabilities. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted, since they are short-term in nature or they are receivable or payable on demand.

INCOME TAXES..............................  The Company follows the provisions of Statement of Financial
                                            Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes",
                                            which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse.

                          FETCHOMATIC.COM ONLINE INC.
                           (FORMERLY SSA COUPON LTD.)
                         (A DEVELOPMENT STAGE COMPANY)

            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

FOREIGN CURRENCY TRANSLATION..............  The Company's functional currency is the Canadian dollar as all of the Company's operations are in Canada. The Company uses the US dollar as its reporting currency for consistency with Forest Glade
                                            International Inc., the Company's parent subsequent to November 3,
                                            1999 (Note 3(b)).

                                            Transactions undertaken in currencies other than the US dollar are translated to US dollars using the exchange rate in effect as of the transaction date. Assets and liabilities denominated in foreign currencies are then translated to US dollars using the period end rate. Translation adjustments (1999--$Nil) are included in
                                            Stockholders' Equity.

USE OF ESTIMATES..........................  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management's best estimates as additional information becomes available in the future.

NEW ACCOUNTING PRONOUNCEMENTS.............  In June 1998, SFAS No. 133, "Accounting for Derivative Instruments
                                            and Hedging Activities", was issued. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities on the balance sheet and to measure them at fair value.
                                            If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after
                                            June 15, 2000.

                                            Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes.
                                            Accordingly, the Company does not expect adoption of the new standards on August 1, 2000 to affect its financial statements.

                                            In April 1998, the American Institute of Certified Public Accountants
                                            issued SOP 98-5, "Reporting on the Costs of Start-Up Activities",
                                            which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company adopted
                                            SOP 98-5 effective upon its incorporation.

                          FETCHOMATIC.COM ONLINE INC.
                           (FORMERLY SSA COUPON LTD.)
                         (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO THE FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND CONTINUED OPERATIONS

     The Company was incorporated in the province of British Columbia, Canada on September 24, 1998 and is engaged in the development of an internet web site which will serve as an internet portal site to provide users with access to various search engine and other internet features.

     These accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at July 31, 1999, the Company has recognized no revenue and has accumulated operating losses of $235,354 since its incorporation. The continuation of the Company is dependent upon the continuing financial support of creditors and stockholders and obtaining long-term financing as well as achieving a profitable level of operations. Management plans to raise equity capital to finance the operations and capital requirements of the Company. Management of Forest Glade intends to raise new equity financing of approximately $3 to $5 million within the upcoming year. Amounts raised will be used to continue development of the Company's web site, to provide financing for the marketing and promotion of its site, to secure products and for other working capital purposes including operational hardware and software upgrades. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

     These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

2. CAPITAL CONTRIBUTIONS AND REVERSE ACQUISITION

     On July 23, 1999, the Company entered into an agreement with Forest Glade to allow Forest Glade to purchase 20% of the Company's common stock. As consideration, Forest Glade paid $25 and agreed to contribute capital totaling $1.25 million for working capital use to be contributed in weekly increments of $40,000. To July 31, 1999, advances totaling $175,000 had been made by Forest Glade. Subsequent to July 31, 1999, an additional $465,000 was contributed to the Company.

     To issue Forest Glade 2,500 shares of common stock pursuant to this agreement, the Company amended its Memorandum on September 30, 1999 to increase its authorized capital to 15,000 shares of common stock without par value. The stock was issued to Forest Glade on September 30, 1999.

     On November 3, 1999, the founding stockholders of the Company exchanged their shares in the Company for 19 million shares of Forest Glade International Inc., ("Forest Glade") a Nevada company whose shares are publicly traded in the United States. Forest Glade operates a mobile home park in British Columbia, Canada. Upon closing this acquisition, the transaction will be accounted for using the purchase method of accounting as a reverse acquisition. Following reverse acquisition accounting, consolidated financial statements subsequent to the closing of the acquisition will be presented as a continuation of the Company. The operations of Forest Glade

                          FETCHOMATIC.COM ONLINE INC.
                           (FORMERLY SSA COUPON LTD.)
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

2. CAPITAL CONTRIBUTIONS AND REVERSE ACQUISITION--(CONTINUED)

will be consolidated with those of the Company from the date of acquisition. The fair value of the net assets of Forest Glade at July 31, 1999 was as follows:

Current assets..................................................................   $   11,392
Property and equipment and other long-term assets...............................    1,207,757
                                                                                   ----------
                                                                                    1,219,149
Current liabilities.............................................................     (135,132)
Deferred income taxes...........................................................     (155,598)
Long-term debt..................................................................     (939,445)
                                                                                   ----------
                                                                                   $  (11,026)
                                                                                   ==========

3. COMMITMENTS AND SUBSEQUENT EVENTS

     a) During the period, the Company entered into contracts with its three stockholders for consulting services each at approximately $4,000 per month for a period of five years expiring in September 2003, renewable for successive two-year terms. Should the Company terminate these agreements, additional termination fees aggregating to approximately $2 million would be due to the three stockholders. The monthly fee of $4,000 remains until the first period that the Company has quarterly earnings in excess of approximately $167,000. Once quarterly earnings exceed $167,000, monthly payments to the stockholders increase in accordance with specific earnings benchmarks up to a maximum of approximately $29,000 per month for quarterly earnings in excess of approximately $4 million.

        Accounts payable and accrued liabilities include $117,048 owed to the three stockholders pursuant to these agreements. Amounts owing are unsecured and non-interest bearing. Consulting fees on the Statement of Operations consist of fees charged under these contracts.

     b) Pursuant to the share exchange agreement (Note 2) whereby Forest Glade acquired the remaining common stock of the Company it did not already own, Forest Glade agreed to pay, or cause the Company to pay the original three stockholders a royalty aggregating 7% (payable quarterly) of the gross revenues of every kind and nature received by Forest Glade or the Company arising directly or indirectly from its intellectual property. Revenue from intellectual property includes licensing, use, and sale of banner advertising, access fees, service fees and from any other exploitation of the Company's technology.

     c) On August 1, 1999, the Company entered into a lease agreement for office premises in Delta, British Columbia until expiry on July 31, 2000 (with a three-year renewal option). The minimum annual lease payments of the Company are approximately $18,000 plus its proportionate share of operating costs.

     d) On October 29, 1999 the Company signed an agreement with a vendor to acquire use of the vendor's proprietary data for a one-year term renewable in additional one-year terms. The Company is obligated to pay a license fee to the vendor in the amount of $75,000 per annum, payable quarterly.

4. CONTINGENT LIABILITY

     The Company, along with its three founding stockholders, is the defendant in an action filed in the Supreme Court of British Columbia in October 1999 by a former consultant to the Company. The action claims breach of contract and seeks unspecified damages. The Company believes that the action has no merit and intends to

                          FETCHOMATIC.COM ONLINE INC.
                           (FORMERLY SSA COUPON LTD.)
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

4. CONTINGENT LIABILITY--(CONTINUED)

vigorously defend the action. On November 17, 1999, the Company commenced an action against the consultant seeking compensation for $235,000 allegedly misappropriated by the consultant as well as general damages.

     Amounts advanced by Forest Glade to July 31, 1999 to the consultant and not received by the Company totaling $114,814 were written off in the period.

     Management does not expect that the outcome of these legal proceedings could have a material adverse effect on the Company's financial condition, results of operations or cash flows. The outcomes of these actions are indeterminable. Accordingly, any further losses or recoveries will be recorded in the period they become probable and quantifiable.

5. INCOME TAXES

     The tax effects of temporary differences that give rise to the Company's deferred tax asset are as follows:

                                                                                      1999
                                                                                    ---------
Tax loss carryforwards...........................................................   $ 106,000
Valuation allowance..............................................................    (106,000)
                                                                                    ---------
                                                                                    $      --
                                                                                    =========

     The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and this causes a change in management's judgement about the recoverability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current income.

     At July 31, 1999, the Company had losses available for income tax purposes of approximately $235,000 which will expire in 2005.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation and bylaws provide that we indemnify all of our directors and officers to the fullest extent permitted by the Nevada General Corporation Law. Under our bylaws, any director or officer, who in his capacity as such is made or threatened to be made, party to any suit or proceeding, will be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     It is expected that the following expenses will be incurred in connection with the issuance and distribution of the common stock being registered. All such expenses are being paid by us.

SEC Registration fee.......................................  $ 6,566.11
Printing and Edgarization..................................    5,000.00
Accountants' fees and expenses.............................   10,000.00
Attorneys' fees and expenses...............................   15,000.00
Miscellaneous..............................................    5,000.00
                                                             ----------
  Total....................................................  $41,566.11
                                                             ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Not applicable.

ITEM 27. EXHIBITS


EXHIBIT
NUMBER    DESCRIPTION
------    ----------------------------------------------------------------------------------------------------------
  2.1     Agreement between Forest Glade International Inc. and SSA Coupon Ltd., dated as of July 23, 1999(5)
  2.2     Share Exchange Agreement among Forest Glade International Inc., Maurice Simpson, Dana Herbert Shaw,
          William Fredric Murray and Denis Brovarone, dated as of September 29, 1999.
  3.1     Articles of Incorporation of Forest Glade International Inc.(2)
  3.2     Amended Articles of Incorporation of FetchOmatic Global Internet Inc. (to change name)
  3.3     By-laws of FetchOmatic Global Internet Inc.(2)
  4.1     Convertible Debenture Agreement between FetchOmatic Global Internet Inc. and Collinson LLC dated May
          1, 2000(4)
  5.1     Opinion of Camhy Karlinsky & Stein LLP, counsel for the Registrant**
 10.1     Offering Sales Agency Agreement among Forest Glade International, Inc. and Pacific Rim Investment
          Inc. (2)
 10.2     Share Purchase Agreement dated September 30, 1998(2)
 10.3     Mobile Home Park Purchase Agreement(3)
 10.4     Royal Bank of Canada Offer to Finance(3)
 10.5     Consulting Agreement between SSA Coupon Ltd. and William Frederic Murray dated September 24, 1998

EXHIBIT
NUMBER    DESCRIPTION
------    ----------------------------------------------------------------------------------------------------------
 10.6     Modification of Consulting Agreement between SSA Coupon Ltd. and William Frederic Murray dated
          February 23, 2000
 10.7     Consulting Agreement between SSA Coupon Ltd. and Maurice Simpson dated September 24, 1998
 10.8     Consulting Agreement between SSA Coupon Ltd. and Dana Shaw dated September 24, 1998
 10.9     Consulting Agreement between Forest Glade International Inc. and Ted Kozub dated November 5, 1999
 10.10    Management Services Agreement between FetchOmatic Global Internet Inc. and T. Kozub Enterprises Ltd.
 10.11    Data License Agreement between SSA Coupon Ltd. and Acxiom Corporation dated October 29, 1999
 10.12    Media Agreement between Forest Glade International Inc. and Sivla, Inc. dated March 30, 2000(1)
 10.13    Agreement between Lawrence Adams Ltd, Northern Business Consultants Ltd., and Forest Glade
          International Inc. dated December 17, 1999
 10.14    Agreement between Forest Glade Properties Inc., Gil Rahier Holdings Ltd., Gilbert Rahier and
          Marjorie Rahier for the purchase of shares of 514592 B.C. Ltd. dated August 25, 1999
 10.15    Consulting Agreement between Forest Glade International and OTC Live, Inc., dated May 25, 2000
 21       Subsidiaries of the Registrant(2)
 23.1     Consent of BDO Dunwoody LLP**
 23.2     Consent of Camhy, Karlinsky & Stein LLP (included in Exhibit 5.1)
 24       Power of Attorney**
 27       Financial Data Schedule(1)


------------------



(1) Incorporated by reference from our Quarterly Report on Form 10QSB as filed with the Securities and Exchange Commission on June 19, 2000.


(2) Incorporated by reference from our Form 10-SB as filed with the Securities and Exchange Commission on December 9, 1998.


(3) Incorporated by reference from our Form 10-SB/A as filed with the Securities and Exchange Commission on March 1, 1999.


(4) Incorporated by reference from our Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 23, 2000.


(5) Incorporated by reference from our Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 13, 1999.

 ** Filed Herewith.

ITEM 28. UNDERTAKINGS

     The Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act, any material information with respect to the plan of distribution not previously disclosed in this registration statement or any fundamental change to the information in this registration statement.

          2. That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's certificate of incorporation, indemnification agreement, insurance or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND HAS DULY AUTHORIZED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PRINCE GEORGE, ON
JULY 26, 2000.


                                          FETCHOMATIC GLOBAL INTERNET INC.

                                          By: /s/ WAYNE F. LOFTUS
                                              ---------------------------------
                                                       Wayne F. Loftus
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Wayne F. Loftus as his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities to sign this, and any or all amendments to this, Registration Statement on Form SB-2, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

           /s/ WAYNE F. LOFTUS              Chief Executive Officer, President and              July 26, 2000
------------------------------------------  Director
             Wayne F. Loftus

              /s/ TED KOZUB                 Chief Financial Officer and Director                July 26, 2000
------------------------------------------
                Ted Kozub

            /s/ FRANK A. DENIS              Vice President and Director                         July 26, 2000
------------------------------------------
              Frank A. Denis

              /s/ GIL RAHIER                Secretary, Treasurer and Director                   July 26, 2000
------------------------------------------
                Gil Rahier

            /s/ MICHAEL JENKS               Director                                            July 26, 2000
------------------------------------------
              Michael Jenks

           /s/ MAURICE SIMPSON              Director                                            July 26, 2000
------------------------------------------
             Maurice Simpson

             /s/ LINDSAY LENT               Director                                            July 26, 2000
------------------------------------------
               Lindsay Lent

                                 EXHIBIT INDEX



Exhibit Number           Description
--------------           -----------

2.1                      Agreement between Forest Glade International Inc. and SSA Coupon Ltd., dated as of July 23, 1999(5)

2.2                      Share Exchange Agreement among Forest Glade International Inc., Maurice
                         Simpson, Dana Herbert Shaw, William Fredric Murray and Denis Brovarone, dated as of September 29, 1999.

3.1                      Articles of Incorporation of Forest Glade International Inc.(2)

3.2                      Amended Articles of Incorporation of FetchOmatic Global Internet Inc. (to
                         change name)

3.3                      By-laws of FetchOmatic Global Internet Inc.(2)

4.1                      Convertible Debenture Agreement between FetchOmatic Global Internet Inc. and
                         Collinson LLC dated May 1, 2000(4)

5.1                      Opinion of Camhy Karlinsky & Stein LLP, counsel for the Registrant**

10.1                     Offering Sales Agency Agreement among Forest Glade International, Inc. and
                         Pacific Rim Investment Inc. (2)

10.2                     Share Purchase Agreement dated September 30, 1998(2)

10.3                     Mobile Home Park Purchase Agreement(3)

10.4                     Royal Bank of Canada Offer to Finance(3)

10.5                     Consulting Agreement between SSA Coupon Ltd. and William Frederic Murray dated
                         September 24, 1998

10.6                     Modification of Consulting Agreement between SSA Coupon Ltd. and William
                         Frederic Murray dated February 23, 2000

10.7                     Consulting Agreement between SSA Coupon Ltd. and Maurice Simpson dated
                         September 24, 1998

10.8                     Consulting Agreement between SSA Coupon Ltd. and Dana Shaw dated September 24,
                         1998

10.9                     Consulting Agreement between Forest Glade International Inc. and Ted Kozub dated November 5, 1999

10.10                    Management Services Agreement between FetchOmatic Global Internet Inc. and T.
                         Kozub Enterprises Ltd.

10.11                    Data License Agreement between SSA Coupon Ltd. and Acxiom Corporation dated
                         October 29, 1999


10.12                    Media Agreement between Forest Glade International Inc. and Sivla, Inc. dated
                         March 30, 2000(1)

10.13                    Agreement between Lawrence Adams Ltd, Northern Business Consultants Ltd., and
                         Forest Glade International Inc. dated December 17, 1999

10.14                    Agreement between Forest Glade Properties Inc., Gil Rahier Holdings Ltd.,
                         Gilbert Rahier and Marjorie Rahier for the purchase of shares of 514592 B.C.
                         Ltd. dated August 25, 1999

10.15                    Consulting Agreement between Forest Glade International and OTC Live, Inc., dated  May 25, 2000

21                       Subsidiaries of the Registrant(2)

23.1                     Consent of BDO Dunwoody LLP**

23.2                     Consent of Camhy, Karlinsky & Stein LLP (included in Exhibit 5.1)

24                       Power of Attorney**

27                       Financial Data Schedule(1)




(1) Incorporated by reference from our Quarterly Report on Form 10QSB as filed with the Securities and Exchange Commission on June 19, 2000.

(2) Incorporated by reference from our Form 10-SB as filed with the Securities and Exchange Commission on December 9, 1998.

(3) Incorporated by reference from our Form 10-SB/A as filed with the Securities and Exchange Commission on March 1, 1999.

(4) Incorporated by reference from our Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 23, 2000.

(5) Incorporated by reference from our Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 13, 1999.

**       Filed Herewith.